Exhibit 2.1






          AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

                              Among

              EAGLE INDUSTRIAL PRODUCTS CORPORATION

                               and

                   O.D.E. MANUFACTURING, INC.

                                                AS "SELLERS"

                                and

                      ROBBINS & MYERS, INC.

                                                AS "BUYER"

                    DATED AS OF JUNE 29, 1994




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                        TABLE OF CONTENTS

                                                       Page

Section 1   Definitions. . . . . . . . . . . . . . . .   1

    1.01    Affiliate. . . . . . . . . . . . . . . . .   1
    1.02    Chemical Agreements. . . . . . . . . . . .   1
    1.03    Chemineer. . . . . . . . . . . . . . . . .   1
    1.04    Chemineer Stock. . . . . . . . . . . . . .   1
    1.05    Closing. . . . . . . . . . . . . . . . . .   1
    1.06    Closing Adjustment . . . . . . . . . . . .   2
    1.07    Closing Balance Sheet. . . . . . . . . . .   2
    1.08    Closing Date . . . . . . . . . . . . . . .   2
    1.09    Closing Statement. . . . . . . . . . . . .   2
    1.10    Code . . . . . . . . . . . . . . . . . . .   2
    1.11    Commission . . . . . . . . . . . . . . . .   2
    1.12    Companies. . . . . . . . . . . . . . . . .   2
    1.13    Contracts. . . . . . . . . . . . . . . . .   2
    1.14    December Balance Sheet . . . . . . . . . .   3
    1.15    Eagle. . . . . . . . . . . . . . . . . . .   3
    1.16    Eagle Reports. . . . . . . . . . . . . . .   3
    1.17    Effective Time . . . . . . . . . . . . . .   3
    1.18    Employee Plans . . . . . . . . . . . . . .   3
    1.19    Environmental Laws . . . . . . . . . . . .   4
    1.20    ERISA. . . . . . . . . . . . . . . . . . .   4
    1.21    ERISA Affiliate. . . . . . . . . . . . . .   4
    1.22    Exhibit. . . . . . . . . . . . . . . . . .   4
    1.23    Final Net Worth as Adjusted. . . . . . . .   4
    1.24    Financial Statements . . . . . . . . . . .   4
    1.25    Governmental Entity. . . . . . . . . . . .   5
    1.26    Hazardous Substances . . . . . . . . . . .   5
    1.27    HSR Act. . . . . . . . . . . . . . . . . .   5
    1.28    India Company. . . . . . . . . . . . . . .   5
    1.29    Intercompany . . . . . . . . . . . . . . .   5
    1.30    Kennecott Agreement. . . . . . . . . . . .   5
    1.31    Known to Sellers or to Sellers'
            Knowledge. . . . . . . . . . . . . . . . .   5
    1.32    Leased Real Property . . . . . . . . . . .   5
    1.33    Material . . . . . . . . . . . . . . . . .   5
    1.34    ODE. . . . . . . . . . . . . . . . . . . .   6
    1.35    Owned Real Property. . . . . . . . . . . .   6
    1.36    Permits. . . . . . . . . . . . . . . . . .   6
    1.37    Proprietary Information. . . . . . . . . .   6
    1.38    Pfaudler . . . . . . . . . . . . . . . . .   6
    1.39    Pfaudler Stock . . . . . . . . . . . . . .   6
    1.40    Purchase Price . . . . . . . . . . . . . .   6
    1.41    R&M. . . . . . . . . . . . . . . . . . . .   6
    1.42    R&M Debenture. . . . . . . . . . . . . . .   6
    1.43    R&M Indenture. . . . . . . . . . . . . . .   6
    1.44    Receivables Agreement. . . . . . . . . . .   6
    1.45    Receivables Purchase Price . . . . . . . .   7
    1.46    R&M Reports. . . . . . . . . . . . . . . .   7
    1.47    Records. . . . . . . . . . . . . . . . . .   7
    1.48    SAR. . . . . . . . . . . . . . . . . . . .   7
    1.49    SAR Agreement. . . . . . . . . . . . . . .   7
    1.50    Schedule . . . . . . . . . . . . . . . . .   7
    1.51    Security Act . . . . . . . . . . . . . . .   7
    1.52    Security Interest. . . . . . . . . . . . .   7
    1.53    Sellers Group. . . . . . . . . . . . . . .   7
    1.54    Senior Lenders . . . . . . . . . . . . . .   7
    1.55    Stock. . . . . . . . . . . . . . . . . . .   7
    1.56    Subsidiaries . . . . . . . . . . . . . . .   7
    1.57    WCE Test Center. . . . . . . . . . . . . .   8

Section 2   Purchase and Sale of Stock . . . . . . . .   8

    2.1     Purchase . . . . . . . . . . . . . . . . .   8
    2.2     Purchase Price . . . . . . . . . . . . . .   8
    2.3     Adjustment to Purchase Price . . . . . . .   8
    2.4     Allocation of Purchase Price . . . . . . .  11

Section 3   Closing. . . . . . . . . . . . . . . . . .  11

Section 4   Representations and Warranties
            of Sellers Regarding Sellers . . . . . . .  15

    4.01    Title to, and Transfer of, Stock . . . . .  15
    4.02    Organization; Good Standing; Qualification
            and Net Worth. . . . . . . . . . . . . . .  15
    4.03    Corporate Authority. . . . . . . . . . . .  15
    4.04    No Violation . . . . . . . . . . . . . . .  16
    4.05    Consents . . . . . . . . . . . . . . . . .  16
    4.06    No Brokerage Fees. . . . . . . . . . . . .  16
    4.07    Litigation . . . . . . . . . . . . . . . .  16
    4.08    Investment Representations . . . . . . . .  17

Section 5   Representations and Warranties of
            Sellers Regarding the Companies. . . . . .  17

    5.01    Title to Capital Stock of Subsidiaries . .  17
    5.02    Organization, Foreign Qualification and
            Capitalization . . . . . . . . . . . . . .  17
    5.03    Corporate Information Table. . . . . . . .  18
    5.04    No Violation . . . . . . . . . . . . . . .  22
    5.05    Title to Properties; Absence of
            Liens, Etc.. . . . . . . . . . . . . . . .  22
    5.06    Receivables. . . . . . . . . . . . . . . .  23
    5.07    Financial Statements . . . . . . . . . . .  23
    5.08    Litigation . . . . . . . . . . . . . . . .  23
    5.09    Product Liability. . . . . . . . . . . . .  23
    5.10    Contracts; Powers of Attorney. . . . . . .  24
    5.11    Environmental Compliance . . . . . . . . .  24
    5.12    Kennecott Agreement. . . . . . . . . . . .  25
    5.13    Compliance with Laws and Orders. . . . . .  26
    5.14    Permits and Licenses . . . . . . . . . . .  26
    5.15    Employee Plans . . . . . . . . . . . . . .  26
    5.16    Insurance. . . . . . . . . . . . . . . . .  29
    5.17    Capital Projects . . . . . . . . . . . . .  29
    5.18    Absence of Certain Changes, Event
            or Conditions. . . . . . . . . . . . . . .  29
    5.19    Labor Matters. . . . . . . . . . . . . . .  29
    5.20    Proprietary Property . . . . . . . . . . .  29
    5.21    Affiliates . . . . . . . . . . . . . . . .  30
    5.22    Express Representations and
            Warranties Only. . . . . . . . . . . . . .  30
    5.23    Predecessor Affiliates . . . . . . . . . .  30

Section 6   Representations and Warranties of R&M. . .  30

    6.01    Organization; Good Standing;
            and Qualification. . . . . . . . . . . . .  30
    6.02    Corporate Authority. . . . . . . . . . . .  30
    6.03    No Violation . . . . . . . . . . . . . . .  31
    6.04    Consents . . . . . . . . . . . . . . . . .  31
    6.05    No Brokerage Fees. . . . . . . . . . . . .  31
    6.06    Litigation . . . . . . . . . . . . . . . .  32
    6.07    Capitalization . . . . . . . . . . . . . .  32
    6.08    Financing. . . . . . . . . . . . . . . . .  32

Section 7   Arrangements as to Certain Employee
            Plans. . . . . . . . . . . . . . . . . . .  32

Section 8   Taxes; Tax Returns; and Tax Indemnities. .  34

Section 9   Representations and Warranties of Eagle
            Regarding the India Company. . . . . . . .  39

    9.01    Capitalization and Title to Capital
            Stock. . . . . . . . . . . . . . . . . . .  39
    9.02    Organization . . . . . . . . . . . . . . .  39

Section 10  Certain Covenants of Sellers . . . . . . .  39

    10.01   Interim Operations of the Companies. . . .  39
    10.02   Access, Information and Confidentiality. .  41
    10.03   Confidentiality. . . . . . . . . . . . . .  41
    10.04   Stand-still Provisions . . . . . . . . . .  41

Section 11  Certain Covenants of R&M . . . . . . . . .  42

    11.01   Personnel Required in Response to
            Litigation . . . . . . . . . . . . . . . .  42
    11.02   Confidentiality. . . . . . . . . . . . . .  42
    11.03   Use of the Name "Eagle". . . . . . . . . .  42

Section 12  Certain Additional Agreements and
            Covenants of Sellers and R&M . . . . . . .  43

    12.01   HSR Act Filing . . . . . . . . . . . . . .  43
    12.02   Consummation of Transactions . . . . . . .  43
    12.03   Public Announcements . . . . . . . . . . .  43
    12.04   Notice of Certain Events . . . . . . . . .  44
    12.05   Items Received after Effective Time. . . .  45
    12.06   Access to Records. . . . . . . . . . . . .  45
    12.07   Further Assurances . . . . . . . . . . . .  45
    12.08   Expenses; Sales and Other Transfer Taxes .  45
    12.09   Outstanding Letters of Credit. . . . . . .  45
    12.10   Repayment of Intercompany Debt . . . . . .  46
    12.11   Consents . . . . . . . . . . . . . . . . .  46
    12.12   WFE Test Center. . . . . . . . . . . . . .  47
    12.13   Responsibility for Insurance Coverage. . .  47
    12.14   Letters of Credit. . . . . . . . . . . . .  47

Section 13  Conditions to R&M's Obligations. . . . . .  48

    13.01   Accuracy of Representations and
            Warranties . . . . . . . . . . . . . . . .  48
    13.02   Litigation . . . . . . . . . . . . . . . .  48
    13.03   Consents and Approvals . . . . . . . . . .  48
    13.04   Financing Commitments. . . . . . . . . . .  48

Section 14  Conditions to Sellers' Obligations . . . .  49

    14.01   Accuracy of Representations and
            Warranties . . . . . . . . . . . . . . . .  49
    14.02   Litigation . . . . . . . . . . . . . . . .  49
    14.03   Consents and Approvals . . . . . . . . . .  49

Section 15  Survival of Representations and
            Warranties . . . . . . . . . . . . . . . .  49

Section 16  Indemnity. . . . . . . . . . . . . . . . .  50

Section 17  Termination, Amendment and Waiver. . . . .  56

    17.01   Termination of Agreement . . . . . . . . .  57
    17.02   Effect of Termination. . . . . . . . . . .  57
    17.03   Amendment, Extension and Waiver. . . . . .  57

Section 18  Miscellaneous. . . . . . . . . . . . . . .  57

    18.01   Assignment; No Third-Party Rights. . . . .  57
    18.02   Entire Agreement . . . . . . . . . . . . .  57
    18.03   Section and Other Headings; Number . . . .  57
    18.04   Notices. . . . . . . . . . . . . . . . . .  58
    18.05   Law Governing. . . . . . . . . . . . . . .  59
    18.06   Counterparts . . . . . . . . . . . . . . .  59
    18.07   Resolution of Disputes . . . . . . . . . .  59




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          AMENDED AND RESTATED STOCK PURCHASE AGREEMENT


         THIS AMENDED AND RESTATED AGREEMENT is made as of
June 29, 1994 among EAGLE INDUSTRIAL PRODUCTS CORPORATION, a Delaware corporation ("Eagle"), and O.D.E. MANUFACTURING, INC., a Delaware corporation ("ODE"), (each of Eagle and ODE being individually, a "Seller," and collectively, the "Sellers"), and ROBBINS AND MYERS, INC., an Ohio corporation ("R&M"), under the following circumstances:

              A.   Eagle owns all of the issued and outstanding
         Pfaudler Stock; and ODE, a direct subsidiary of Eagle, owns all of the issued and outstanding Chemineer Stock;

              B. Eagle desires to sell, and R&M desires to purchase, the Pfaudler Stock upon the terms and conditions hereinafter set forth;

              C.   ODE desires to sell, and R&M desires to
         purchase, the Chemineer Stock upon the terms and conditions hereinafter set forth; and

              D. This Amended and Restated Stock Purchase Agreement amends and restates in its entirety the Stock Purchase Agreement among Sellers and R&M dated May 26, 1994 and such May 26, 1994 agreement shall be of no further force and effect;

         NOW, THEREFORE, Sellers and R&M agree as follows:

         Section 1. Definitions. For the purpose of this Agreement, any amendments hereto and any Exhibit attached hereto or Schedule described herein, and in addition to terms defined elsewhere herein, the following terms shall have the following meanings, except as otherwise expressly provided or unless the context otherwise requires:

         1.01 "Affiliate" of a named party means any entity in control of, controlled by, or under common control with such named party.

         1.02 "Chemical Agreements" means all of the agreements entered into by Eagle or Affiliates of Eagle in connection with the $425,000,000 credit refinancing, effective January 31, 1994, as to which Chemical Bank serves as agent.

         1.03 "Chemineer" means Chemineer, Inc., a Delaware corporation.

         1.04 "Chemineer Stock" means all of the issued and outstanding capital stock of Chemineer.

         1.05 "Closing" means the closing for which provision is made in Section 3.

         1.06 "Closing Adjustment" shall have the meaning ascribed to it in Section 2.3(f).

         1.07 "Closing Balance Sheet" means the balance sheet of the Companies immediately prior to the Effective Time, as more particularly described at Section 2.3(a); "Closing Balance Sheet
Date" means the Closing Date.

         1.08  "Closing Date" means the date of the Closing.

         1.09 "Closing Statement" shall have the meaning ascribed to it at Section 2.3(a) and shall be prepared in accordance with the Closing Statement format in Schedule 1.09.

         1.10 "Code" means the Internal Revenue Code of 1986, as amended.

         1.11  "Commission" means the Securities and Exchange
Commission.

         1.12 "Companies" means and includes Chemineer, Pfaudler, and the Subsidiaries; "Domestic Company" means any or all of the Companies incorporated in a jurisdiction within the United States, as the context may require; and "Foreign Company" means any or all of the Companies incorporated outside the United States, as the context may require.

         1.13 "Contracts" mean and include all of the following which any of the Companies is a party to, is bound by, or by which any property or assets of any of them may be bound: (i) all real property leases; (ii) all leases of tangible personal property having rentals in excess of $50,000 due over the remaining term of the lease; (iii) all franchise, dealer, or other distribution agreements pursuant to which any of the Companies sells or otherwise distributes its products or services or pursuant to which any person sells or otherwise distributes products or services of any of the Companies; (iv) all supply contracts or other such agreements or understandings pursuant to which any of the Companies purchased in 1993, or expects to purchase in 1994, in excess of $250,000 in products or services;
(v) any contract, purchase order, commitment, or understanding involving the sale of products and services of any of the Companies pursuant to which a customer is expected to pay any of the Companies in excess of $250,000 in the next 12-month period;
(vi) any agreement involving the licensing of Proprietary Information or the payment of royalties; (vii) any agreement, arrangement, or commitment which materially restricts the conduct of any line of business or which imposes a confidentiality obligation upon any of the Companies; (viii) any agreement with or benefiting any director or officer of any of the Companies, or with or benefiting any Affiliate of Eagle and which provides for aggregate payments in any calendar year in excess of $60,000, exclusive of salary and payments under Employee Plans; (ix) any agreement, indenture or other instrument relating to the borrowing of money by any of the Companies (other than the debt under the Chemical Agreements and trade payables and instruments relating to transactions entered into in the ordinary course of business); (x) any agreement pursuant to which any of the Companies is obligated to lend money or make advances to any person (other than routine advances to any employee not to exceed $5,000, deposits or advances in respect of products purchased in the ordinary course of business, and advances made to an employee in connection with the relocation of such employee by any of the Companies); (xi) any agreement, arrangement or commitment to guarantee the obligations of or to indemnify or exonerate from liability any person, including, without limitation, any of the Subsidiaries and the directors or officers of any of the Companies (other than pursuant to applicable law or the Certificate of Incorporation or By-laws of any of the Companies);
(xii) any Tax allocation or Tax sharing agreement; (xiii) any agreement or arrangement relating to the voting or disposition of any securities of any of the Companies; (xiv) any other contract, commitment, agreement, or understanding, whether written or oral, which involves more than $500,000 and is not terminable without penalty upon not more than 31 days' notice; and (xv) any partnership, joint venture, or other agreement pursuant to which any of the Companies holds an equity interest in any person or entity.

         1.14 "December Balance Sheet" means the audited consolidated balance sheet of the Companies at December 31, 1993 which is included in the Financial Statements.

         1.15  "Eagle" means Eagle Industrial Products
Corporation, a Delaware corporation.

         1.16 "Eagle Reports" means all reports, registrations, and statements, together with any amendments thereto, filed by Eagle Industries, Inc. with the Commission since September 1, 1992, including but not limited to, Forms 10-K, Forms 10-Q, and Forms 8-K.

         1.17  "Effective Time" means 11:59 p.m. on the Closing
Date.

         1.18 "Employee Plans" means all employment, bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, employee stock ownership, stock appreciation rights, savings, severance, termination, collective bargaining, group insurance, fringe benefit and other employee benefit, incentive and welfare plans, policies, contracts and arrangements, formal or informal, written or oral, and all trust agreements related thereto, relating to any present or former directors, officers or employees of any of the Companies; "Domestic Employee Plans" means Employee Plans maintained by any one of the Companies other than a Subsidiary which is incorporated outside of the United States; and "Foreign Employee Plans" means Employee Plans maintained by a Subsidiary which is incorporated outside of the United States.

         1.19 "Environmental Laws" shall mean any foreign, federal, state or local law, statute, ordinance, rule, regulation or code, and any license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity to which a Company or any property owned, leased, occupied or used by a Company is a party or subject, related to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes, without limitation: the Comprehensive Environmental Response, Compensation and Liability
Act, as amended, 42 U.S.C. section 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C.
section 1251, et seq.; the Toxic Substances Control Act, as amended, 125 U.S.C. section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. section 300f, et seq.; all comparable state and local laws; and any common law (including without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

         1.20  "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended.

         1.21  "ERISA Affiliate" means, as applied to any person,
(i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that person is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or business under common control within the meaning of
Section 414(c) of the Code of which that person is a trade member, and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

         1.22 "Exhibit" means any of the exhibits attached to and made a part of this Agreement.

         1.23 "Final Net Worth as Adjusted" shall have the meaning ascribed to it at Section 2.2(b).

         1.24 "Financial Statements" shall have the meaning ascribed to it at Section 5.07.

         1.25  "Governmental Entity" means any court,
governmental authority or other regulatory or administrative agency or commission, domestic or foreign.

         1.26 "Hazardous Substances" shall mean any material presently listed, defined, designated or classified as hazardous, toxic, radioactive, under any Environmental Laws, whether by type or by quantity, and petroleum or any derivative or by-product thereof.

         1.27  "HSR Act" shall mean the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended.

         1.28  "India Company" means Gujarat Machinery
Manufacturers Limited, a company incorporated under the laws of India.

         1.29 "Intercompany" means, with respect to any transaction, obligation, agreement or account, a transaction, obligation, agreement or account between any one of the Companies and a Seller or any of its Affiliates (other than one of the Companies).

         1.30 "Kennecott Agreement" means the agreement among Kennecott Mining Corporation and Pfaudler-Balfour Limited, as sellers, and Great American Industrial Group, Inc. and Legibus
855, Limited, as buyers, dated March 13, 1987.

         1.31 "Known to Sellers" or "to Sellers' Knowledge" means any information known (such knowledge to be actual and not imputed) to any officer or director of Eagle, ODE, or to any of the persons listed at Exhibit B.

         1.32 "Leased Real Property" means the land, building, structures, or other real property listed at Schedule 1.32 as currently being leased by any of the Companies.

         1.33  "Material" when used herein to limit a
representation or warranty of a party shall be interpreted as follows:

              (i) whenever any representation or warranty of a Seller or the Sellers, collectively, contains an exception or limitation relating to "materiality," "material adverse" events or omissions, "material adverse effects" or similar concepts (collectively, "Materiality Tests"), such Materiality Tests shall be deemed to have been met (i.e., such events or omissions shall be deemed to be "material," "materially adverse," have a "material adverse effect" or otherwise meet a similar test), and such representation or warranty shall be deemed to have been breached, if such breach results in an adverse impact with respect to the Companies' assets of $100,000 or an adverse impact with respect to the Companies' consolidated earnings of $100,000; and

              (ii) whenever any representation or warranty of R&M contains a Materiality Test, such representation or warranty shall be deemed to have been breached, if such breach results in an adverse impact with respect to Sellers' assets of $100,000 or an adverse impact with respect to Sellers' earnings of $100,000.

         1.34 "ODE" means O.D.E. Manufacturing, Inc., a Delaware corporation.

         1.35 "Owned Real Property" means the land, buildings, structures, fixtures, and other improvements located at the premises listed at Schedule 1.31 as currently being owned by any of the Companies.

         1.36 "Permits" means foreign, federal, state, local and other governmental licenses, permits, approvals and authorizations which relate to, or are necessary to conduct the Business.

         1.37 "Proprietary Information" means all rights of any of the Companies under any patent, trademark, service mark, trade name or copyright (or registrations or applications therefor) and all other intellectual property rights, inventions, know-how, confidential business information, data and documents, trade secrets or proprietary information, drawings processes and formulae used in the Business.

         1.38  "Pfaudler" means Pfaudler (United States), Inc., a
Delaware corporation incorporated on January 31, 1994.

         1.39 "Pfaudler Stock" means all of the issued and outstanding capital stock of Pfaudler.

         1.40 "Purchase Price" shall have the meaning ascribed to it at Section 2.2.

         1.41 "R&M" means Robbins & Myers, Inc., an Ohio corporation. "R&M Group" shall have the meaning ascribed to it in Section 16(a).

         1.42 "R&M Debenture" means the $50,000,000 in debentures of R&M to be delivered to Eagle at the Closing, a copy of which is attached hereto as Exhibit A.

         1.43 "R&M Indenture" means the indenture pursuant to which the R&M Debenture is to be issued, a copy of which is attached hereto as Exhibit A.

         1.44 "Receivables Agreement" means the Receivables Sale
Agreement to be entered into between R&M and Continental Bank, National Association, as Trustee, and to be attached hereto as
Schedule 1.44.

         1.45 "Receivables Purchase Price" means an amount equal to the receivables purchase price payable to Continental Bank, National Association, as Trustee, pursuant to the Receivables
Agreement.

         1.46 "R&M Reports" means all reports, registrations, and statements, together with any amendments thereto, filed by R&M with the Commission since September 1, 1992, including but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements.

         1.47 "Records" means, in the case of each Company, all books and records of the Company including, without limitation, its tax returns, minute books, stock records, general ledger, all property and equipment records, production records, engineering records, purchasing and sales records, personnel and payroll records, accounting records, magnetic copies of computer files and documentation, customer and vendor lists, and other records and files of the Company kept in the ordinary course of its business and in the possession of any of the Sellers, the Companies, or Affiliates of the Sellers.

         1.48 "SAR" means a stock appreciation right granted pursuant to the SAR Agreement.

         1.49  "SAR Agreement" means the SAR and Registration
Rights Agreement in the form attached hereto as Exhibit C

         1.50 "Schedule" means any of the Schedules listed in the Table of Contents to this Agreement.

         1.51 "Securities Act" means the Securities Act of 1933, as amended.

         1.52 "Security Interest" means any pledge, security interest, lien, charge, encumbrance, option, or restriction on transfer.

         1.53 "Seller Group" shall have the meaning ascribed to it in Section 16(b).

         1.54  "Senior Lenders" means Bank One, Dayton, NA and
National City Bank, Columbus, which have committed to loan R&M an aggregate of $75,000,000 under Loan Commitment Letters dated
April 22, 1994.

         1.55  "Stock" means the Pfaudler Stock and the Chemineer
Stock.

         1.56 "Subsidiaries" means and includes each of the corporations listed below:

         (a) Chemineer, Limited, a corporation incorporated under the laws of England and a subsidiary of Chemineer
     ("Chemineer U.K.");

         (b) Edlon Products Inc., a Delaware corporation and a subsidiary of Pfaudler ("Edlon");

         (c) Pfaudler-Werke GMBH, a corporation incorporated under the laws of Germany ("Pfaudler Germany"); Pfaudler Balfour Holdings, Limited, a corporation incorporated under the laws of England ("Pfaudler Holdings U.K."); Pfaudler Balfour Limited, a corporation incorporated under the laws of England and a subsidiary of Pfaudler Holdings U.K. ("Pfaudler U.K."); Chemical Reactor Services, Limited, a corporation incorporated under the laws of England and a subsidiary of Pfaudler Holdings U.K. ("Pfaudler CRS U.K."); Stoline, Limited, a corporation incorporated under the laws of Scotland and a subsidiary of Pfaudler Holdings U.K. ("Pfaudler Stoline U.K.); Pfaudler Development Corporation, a corporation incorporated under the laws of Panama ("Pfaudler Panama"); Pfaudler S.A. de C.V., a corporation incorporated under the laws of Mexico and a subsidiary of Pfaudler Panama ("Pfaudler Mexico"); Pfaudler Equipamentos Industriais, LTDA, a corporation incorporated under the laws of Brazil ("Pfaudler Brazil"); and Torin Aerotecnica, LTDA, a corporation incorporated under the laws of Brazil and a subsidiary of Pfaudler Brazil ("Pfaudler Torin") (each of the foregoing is a direct or indirect subsidiary of Pfaudler and are collectively referred to hereinafter as "Pfaudler Foreign Subsidiaries");

         1.57  "WFE Test Center" means the WFE Test Center,
Henrietta, New York.

         Section 2.  Purchase and Sale of Stock.

         2.1 Purchase. Subject to the terms and conditions of this Agreement, Sellers shall sell, convey, assign, transfer and deliver the Pfaudler Stock and the Chemineer Stock, free and clear of any Security Interest, to R&M; and R&M shall purchase and acquire from Sellers, the Pfaudler Stock and the Chemineer Stock at the Closing.

         2.2 Purchase Price. The purchase price for the Stock to be paid by R&M to Eagle at the Closing shall be the sum of (a) One Hundred Twenty-Four Million Dollars ($124,000,000 U.S.) less the Receivables Purchase Price plus (b) a contingent amount determined by reference to the value of R&M common shares (in accordance with the SAR Agreement) as evidenced by 2,000,000 SARs (collectively the "Purchase Price"), subject to possible adjustment as provided in Section 2.3.

         2.3 Adjustment to Purchase Price. The Purchase Price shall be subject to adjustment as provided in this Section 2.3.

         (a) Preparation of the Closing Balance Sheet and the Closing Statement. Within 60 days after the Effective Time, Eagle shall deliver to R&M a consolidated balance sheet of the Companies immediately prior to the Effective Time (the "Closing Balance Sheet") and the Closing Balance Sheet as adjusted in accordance with Schedule 1.09 (the "Closing Statement") showing Eagle's calculation of the Closing Adjustment in accordance with the provisions of Section 2.3(f). The excess of the assets over the liabilities of the Companies immediately prior to the Effective Time as shown on the Closing Statement shall be the "Final Net Worth as Adjusted." The Closing Balance Sheet shall be prepared by Eagle on the basis of historical costs in accordance with generally accepted accounting principles consistently applied on a going-concern basis in accordance with the standard practices of the Companies used to prepare the December 31, 1993 financial statements. Arthur Andersen & Co. shall examine the Closing Balance Sheet in accordance with generally-accepted auditing standards; shall provide an opinion that the Closing Balance Sheet presents fairly, in all material respects, the financial condition of the Companies on a consolidated basis immediately prior to the Effective Time; and shall review Eagle's calculation of the Closing Adjustment to determine that it is consistent with the provisions of this Agreement.

         (b) Closing Balance Sheet. The Closing Balance Sheet to be prepared in accordance with Section 2.3(a) shall separately reflect those assets and liabilities necessary to determine the Closing Adjustment. Eagle and R&M agree that the "Net Worth As Adjusted at September 30, 1993" was $60,351,000.

         (c) Scope of Audit and Observation of Inventory. The audit plan and scope of audit of the Companies shall be prepared by Arthur Andersen & Co. and shall be reviewed by R&M and Eagle and their representatives prior to the Closing. Ernst & Young and other representatives of R&M shall be entitled to observe the taking of the inventory in connection with the preparation of the Closing Balance Sheet and to observe such other activities related to the preparation of the Closing Balance Sheet as they may reasonably request.

         (d) Access to Books and Records. After the Closing, R&M shall permit Eagle, Arthur Andersen & Co., and their respective representatives, during normal business hours, to have reasonable access to and to examine and make copies of any books and records of R&M or any of its Affiliates which are reasonably required for purposes of preparing the Closing Balance Sheet and Closing Statement. After the Closing, Eagle shall permit R&M, Ernst & Young, and their representatives, during normal business hours, to have reasonable access to, and to examine and make copies of, the books and records of Eagle, the Companies, any Affiliate of Eagle, or Arthur Andersen & Co. which are in the possession of any of them and are necessary for R&M and its representatives to review the Closing Balance Sheet and Closing Statement.

         (e) Objections to the Closing Balance Sheet or Calculation of Closing Adjustment. R&M may object to any of the information contained in the Closing Balance Sheet and the Closing Statement which could affect the Closing Adjustment to be made pursuant to Section 2.3(f) if such objection is based on a claim that the Closing Balance Sheet was not prepared in accordance with Section 2.3(a) and may object to the Closing Adjustment shown on the Closing Statement if such objection is based on the claim that the Closing Statement or the calculation of the Closing Adjustment is inconsistent with the provisions of this Agreement. Any such objection must be made by delivery of a written statement of objections (stating the basis of the objections with reasonable specificity) to Eagle within 20 days following delivery of the Closing Balance Sheet, together with the Closing Statement and Arthur Andersen & Co.'s statement as to the consistency of the Closing Adjustment as shown on the Closing Statement with the provisions of this Agreement. If R&M does not so object to the Closing Balance Sheet or the Closing Adjustment within such 20-day period, the Closing Balance Sheet and the Closing Adjustment as shown on the Closing Statement shall be considered final and binding upon the parties.

         In the event R&M and Eagle are unable to resolve a dispute or disagreement set forth in a written objection pursuant to this Section 2.3(e), either party may elect, by written notice to the other party (given within 20 days after Eagle's receipt of R&M's objections), to have all such disputes or disagreements resolved by an accounting firm of recognized national standing acceptable to Eagle and R&M and not then employed by either Eagle or R&M (the "Selected Accounting Firm"). If R&M and Eagle cannot agree upon the accounting firm to serve as the Selected Accounting Firm, then Price Waterhouse & Co. (through its New York City office) shall serve as the Selected Accounting Firm. The Selected Accounting Firm shall make a final and binding resolution of the disputes or disagreements in accordance with the provisions of this Agreement and the Closing Balance Sheet and calculation of the Closing Adjustment as shown on the Closing Statement as finally determined by the Selected Accounting Firm shall be deemed acceptable to R&M and Eagle for all purposes of this Agreement. The Selected Accounting Firm shall be instructed to use every reasonable effort to perform its services within 30 days after submission of the Closing Balance Sheet to it and, in any case, as soon as practicable after such submission. The costs and expenses for the services of the Selected Accounting firm shall be borne by R&M and Eagle in proportion to the extent to which the Selected Accounting Firm accepts the respective positions of R&M and Eagle. For example, if Eagle asserts that the Closing Adjustment should be $10,000 and R&M asserts that no Closing Adjustment is warranted, and the Selected Accounting Firm determines that the Closing Adjustment is $4,000, Eagle is responsible for 60% and R&M is responsible for 40% of the costs of the Selected Accounting Firm.

         (f)  Calculation and Payment of Closing Adjustment.

         The amount of the Closing Adjustment, if any, shall be determined as follows:

         (i) if the difference between the Final Net Worth as Adjusted and $60,351,000 is $100,000 or less, then no Closing
    Adjustment shall be payable;

        (ii) if the Final Net Worth as Adjusted exceeds $60,451,000, then the Closing Adjustment shall be an amount equal to the excess of the Final Net Worth as Adjusted over $60,351,000 and shall be paid by R&M to Eagle in cash within five days after the Closing Adjustment is finally determined.

       (iii) if the Final Net Worth as Adjusted is less than $60,251,000, then the Closing Adjustment shall be an amount equal to the difference between the Final Net Worth as Adjusted and $60,351,000 and shall be paid to R&M in cash by Eagle within five days after the Closing Adjustment is finally determined.

         (g) Form of Payment. Payment of the Closing Adjustment, if any, shall be made by wire transfer of immediately available federal funds, together with interest thereon at the prime rate of Continental Bank N.A. ("Prime Rate") plus one percent (1%) per annum from the Closing Date until the date of payment. If such adjustment (including the interest component, if any,) is not paid within five (5) business days after final determination of the Closing Adjustment, then such payment shall accrue interest at the Prime Rate plus three percent (3%) from the Closing Date until the date of actual payment.

         2.4 Allocation of Purchase Price. Sellers and R&M agree that the Purchase Price of the Stock (other than the value of the 2,000,000 SARs), the Receivables Purchase Price, and the book value of the liabilities of the Companies as shown on the Closing Statement shall be allocated among the assets of the Companies in the manner indicated on Exhibit D and that Sellers and R&M shall each act in a manner consistent with such allocation in filing Department of Treasury Form 8594, captioned "Asset Acquisition Statement under Section 1060." When and to the extent the SARs are exercised, the value received by the holder of the SAR shall be allocated in accordance with Exhibit D.

         Section 3.  Closing.

         (a) The Closing under this Agreement shall take place at the offices of Thompson, Hine and Flory, 2000 Courthouse Plaza, NE, 10 West Second Street, Dayton, Ohio 45402, at 10:00 a.m., local time, on the later of 30 days after the date this Agreement was entered into and, subject to the terms of Section 17.01(e), the third business day after all waiting periods under the HSR Act have expired or been terminated, or at such other place, date, or time as the parties may agree.

         (b) At the Closing, Sellers shall, subject to the fulfillment to their reasonable satisfaction of the conditions set forth in Section 14 or its waiver thereof, deliver to R&M:

              (i) a certificate or certificates representing the Pfaudler Stock, registered in the name of Eagle, duly endorsed by Eagle for transfer or accompanied by an assignment of the Pfaudler Stock duly executed by Eagle and with any requisite tax transfer stamps or other documents attached, with each certificate being free and clear of any Security Interest;

             (ii) a certificate or certificates representing the Chemineer Stock, registered in the name of ODE, duly endorsed by ODE for transfer or accompanied by an assignment of the Chemineer Stock duly executed by ODE and with any requisite tax transfer stamps or other documents attached, with each certificate being free and clear of any Security Interest;

            (iii) the Noncompetition Agreement in the form attached hereto as Exhibit E, dated the Closing Date and duly executed by an authorized officer of Eagle
         Industries, Inc.;

             (iv)  a certificate of each Seller, dated the
         Closing Date and executed by a duly authorized officer of each Seller, certifying that the conditions set forth in Section 13 have been satisfied;

              (v)  an opinion, dated the Closing Date, of
         Rosenberg & Liebentritt, P.C., counsel to Sellers, substantially in the form attached hereto as Exhibit F;

             (vi)  copies of resolutions of the Board of
         Directors and shareholders of Eagle and ODE authorizing, respectively, the sale of the Pfaudler Stock and the Chemineer Stock pursuant to this Agreement and copies of all resolutions of each Seller's Board of Directors authorizing this Agreement, the transactions contemplated hereby or otherwise relating to this Agreement and the transactions contemplated hereby, certified by the Secretary (or an Assistant Secretary) of Eagle and ODE as being in full force and effect on the Closing Date;

            (vii) stock certificates representing all of the outstanding capital stock of each of the Subsidiaries, registered in the name of one of the Companies, with each certificate being free and clear of any Security Interest;

           (viii)  except as otherwise directed by R&M,
         resignations of each director and officer of each of the Companies, effective as of the Effective Time, and such transfer documents as R&M may reasonably request to substitute an R&M designee as the registered holder of any capital shares of a Foreign Company held by an Affiliate or designee of Eagle;

             (ix) a certificate of the Secretary or Assistant Secretary of each of the Companies certifying as to the particular Company in which such person serves as such officer (i) a true copy of the Certificate of Incorporation of the Company and all amendments thereto, with original certification by the Secretary of State or other appropriate agencies in the state or jurisdiction of incorporation of the Company and (ii) a true copy of the Bylaws (or similar document) of the Company as in effect on the Closing Date;

              (x)  certificates of good standing, dated no
         earlier than 20 days prior to the Closing Date, with respect to Eagle, ODE, and each of the Companies from the respective Secretaries of State or other appropriate agencies of each of the jurisdictions in which any of such corporations is incorporated;

             (xi) certificates of good standing, dated no earlier than 20 days prior to the Closing Date, with respect to each of the Companies from the respective Secretaries of State or other appropriate agencies of each of the jurisdictions in which each of the respective Companies is qualified to do business as set forth at Section 5.03;

            (xii)  copies of all third-party consents and
         approvals required by Section 4.05 of this Agreement;

           (xiii) all minute books and stock transfer records of each of the Companies; and

            (xiv)  the R&M Indenture, dated the Closing Date;

             (xv)  SAR Agreement substantially in the form
         attached hereto as Exhibit A, dated the Closing Date and duly executed by an authorized officer of Eagle;

            (xvi) The consent of Sellers to R&M's collateral assignment of this Agreement to the Senior Lenders in the event R&M defaults in a payment obligation under the debt instruments held by the Senior Lenders; and

           (xvii) such other documents and instruments as are required to be delivered to R&M by Sellers pursuant to this Agreement at or prior to the Closing.

         (c) At the Closing, R&M shall, subject to the fulfillment to its reasonable satisfaction of the conditions set forth in Section 13 or its waiver thereof, deliver to Sellers the following:

              (i)  an amount equal to $74,000,000 less the
         Receivables Purchase Price, payable in cash by wire transfer of immediately available funds to such bank account as Eagle may specify in writing to R&M three days prior to the Closing Date;

             (ii) the R&M Debenture, in the principal amount of $50,000,000, dated the Closing Date and duly executed by an authorized officer of R&M;

            (iii) the R&M Indenture, dated the Closing Date and duly executed by an authorized officer of R&M;

             (iv)  Certificate evidencing 2,000,000 SARs,
         registered in the name of Eagle, dated the Closing Date and executed by a duly authorized officer of R&M;

              (v)  SAR Agreement substantially in the form
         attached hereto as Exhibit A, dated the Closing Date and executed by a duly authorized officer of R&M;

             (vi) a certificate, dated the Closing Date and executed by a duly authorized officer of R&M, certifying that the conditions set forth in Section 14 have been satisfied;

            (vii)  an opinion, dated the Closing Date, of
         Thompson, Hine and Flory, counsel for R&M, substantially in the form attached hereto as Exhibit G;

           (viii) copies of all resolutions of R&M's Board of Directors authorizing the transactions contemplated hereby or otherwise relating to this Agreement and the transactions contemplated hereby, certified by the Secretary (or an Assistant Secretary) of R&M as being in full force and effect on the Closing Date;

             (ix) the Noncompetition Agreement attached hereto as Exhibit E, dated the Closing Date and executed by a duly authorized officer of R&M;

              (x)  sales tax exemption certificates, if
         applicable, with respect to tangible personal property included among the assets of the Companies;

             (xi) certificates of good standings, dated no earlier than 20 days prior to the Closing Date, that R&M is duly incorporated and in good standing in the State of Ohio; and

            (xii) such other documents and instruments as are required to be delivered to Sellers by R&M pursuant to this Agreement at or prior to the Closing.

         (d) At the Closing, the following additional actions shall be taken provided the actions contemplated by Section 3(b) and (c) are concurrently taken:

              (i) R&M shall pay the Receivables Purchase Price to Continental Bank, National Association, as Trustee, as contemplated in the Receivables Sale Agreement; and

             (ii) To the extent not previously done by Eagle within the week prior to the Closing, Eagle shall cause Falcon Manufacturing, Inc. ("Falcon") to pay to Pfaudler Germany the DM 15,000,000 indebtedness of Falcon to Pfaudler Germany under the loan agreement between Falcon and Pfaudler Germany dated July 15, 1993 (the "German Loan Agreement"), together with accrued but unpaid interest through the Effective Time.

         Section 4.  Representations and Warranties of Sellers
Regarding Sellers. Each of the Sellers jointly and severally, represent and warrant the following to R&M as of the date of this
Agreement:

         4.01 Title to, and Transfer of, Stock. Except as set forth on Schedule 4.01, Eagle has good title to the Pfaudler Stock, and ODE has good title to the Chemineer Stock, in each case, free and clear of any and all Security Interests. Eagle has the full legal right, power and authority to transfer, convey, and sell to R&M at the Closing the Pfaudler Stock, and upon delivery of a certificate or certificates representing the Pfaudler Stock at the Closing as contemplated herein, Eagle will transfer to R&M good and valid title to the Pfaudler Stock, free and clear of any and all Security Interests, including any listed on Schedule 4.01, other than Security Interests created by R&M. ODE has the full legal right, power and authority to transfer, convey, and sell to R&M at the Closing the Chemineer Stock, and upon delivery of a certificate or certificates representing the Chemineer Stock at the Closing as contemplated herein, ODE will transfer to R&M good and valid title to the Chemineer Stock, free and clear of any and all Security Interests, including any listed on Schedule 4.01 other than Security Interests created by R&M.

         4.02 Organization; Good Standing; Qualification; and Net Worth. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to conduct its business and to own and lease its properties and assets. Eagle has, and will have at the Effective Time, a net worth on a consolidated basis of not less than $250,000,000.

         4.03 Corporate Authority. Each Seller has the corporate power and authority to execute, deliver and carry out the terms of this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby and has taken all necessary corporate action, including approval by the shareholders of each of the Sellers, to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and the other agreements and instruments to be executed and delivered by Sellers in connection with the transactions contemplated hereby and thereby will be, the legal, valid and binding obligations of each Seller executing the same, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or from time to time affecting the enforcement of creditors' rights generally and except that the enforceability of each Seller's obligations is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.04 No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Sellers pursuant hereto, nor the consummation by Sellers of the transactions contemplated hereby or thereby (i) will violate any provision of the Certificate of Incorporation or Bylaws of either Seller, (ii) will violate or be in conflict with any applicable law or any applicable judgment, decree, injunction or order of any Governmental Entity, or (iii) subject to obtaining the consents set forth on Schedule 4.04, will violate or conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or will result in the termination of, or accelerate the performance required by, or result in the creation of any Security Interest, upon any of the assets of Sellers under, any term or provision of the Certificate of Incorporation or Bylaws of either Seller or of any contract, commitment, understanding, arrangement, agreement, order, arbitration award, judgment, decree or restriction of any kind or character to which either Seller is a party or by which either Seller or any of their assets or properties may be bound or affected, other than violations or conflicts which would not have a material adverse effect on Sellers.

         4.05 Consents. Except as required under the HSR Act and except as set forth in Schedule 4.05, no authorization, consent, approval, order or filing with or notice to any Governmental Entity or another entity or person, is necessary for the execution and delivery of this Agreement or any other agreement or document to be delivered by Sellers or the consummation by Sellers of the transactions contemplated hereby or thereby, other than such authorization, consent, approval, order, filing or notice, the lack of which would not have a material adverse effect on Sellers, R&M, or the Companies.

         4.06 No Brokerage Fees. No broker or finder has acted for Sellers in connection with this Agreement or the transactions contemplated hereby and no broker or finder is entitled to any brokerage or finders fee or other commissions in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of Sellers.

         4.07 Litigation. There is no order, judgment or decree of any Governmental Entity, by which either Seller is bound and no action, suit or other legal, administrative or arbitration proceedings or investigations before any Governmental Entity is pending or, to the Sellers' Knowledge, threatened, which, in each case, would prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         4.08 Investment Representations. Eagle is an "accredited investor" as defined in Rule 501 adopted under the Securities Act. Eagle is acquiring the SARs and the R&M Note for its own account and not with a view to any distribution thereof. Eagle acknowledges that the issuance of the SARs and the R&M Note pursuant to this Agreement have not been, and the issuance of any R&M Shares issued upon exercise of SARs will not be registered under the Securities Act or any applicable state securities laws, in reliance upon an exemption from the registration requirements of the Securities Act and such state laws and neither the SARs, the R&M Note nor any R&M Shares so issued may be resold or transferred unless they are registered under the Securities Act and such state laws or unless an applicable exemption from registration is available (and the certificates evidencing the SARs, any R&M Shares and the R&M Note will bear legends setting forth such restrictions and the other restrictions imposed under the SAR Agreement or R&M Note Agreement). Eagle acknowledges receiving copies of the R&M Reports and that it has had the opportunity to ask questions and receive answers concerning the terms and conditions of this Agreement and the issuance of the SARs and the R&M Note and to obtain any additional information which R&M possesses or can require without reasonable effort or expense that is necessary to verify the accuracy of any information provided by R&M to Eagle.

         Section 5.  Representations and Warranties of Sellers
Regarding the Companies. Each of the Sellers jointly and severally represent and warrant the following to R&M as of the date of this Agreement:

         5.01 Title to Capital Stock of Subsidiaries. Except as set forth in Schedule 5.01, Sellers, directly or indirectly, own of record and beneficially all of the issued and outstanding capital stock of the Subsidiaries, free and clear of any and all Security Interests. At the Closing, when Sellers transfer and convey the Pfaudler Stock and Chemineer Stock to R&M, Pfaudler and Chemineer will, directly or indirectly, own of record and beneficially all of the issued and outstanding capital stock of the Subsidiaries, free and clear of any and all Security Interests, including any listed on Schedule 5.01, except for Security Interests created by R&M.

         5.02 Organization, Foreign Qualification and Capitalization. Each of the Companies is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power to carry on its business as it currently is conducted and to own, lease or operate the properties and assets it now owns, leases or operates. Except as set forth on Schedule 5.02, each of the Companies is duly qualified or licensed to do business as a foreign corporation and is in good standing in each of the jurisdictions in which the conduct of its business or the character and location of any property or personnel of the Company requires such qualification or good standing, except where the failure to be so licensed or qualified would not have a material adverse effect on the Companies. All of the issued and outstanding shares of capital stock of each Company have been validly authorized and duly issued and are validly outstanding, fully paid and nonassessable. None of the Companies holds shares of its capital stock in its treasury and there are no outstanding
(i) subscriptions, calls, puts, options, warrants or other rights with respect to any capital stock of any of the Companies, (ii) securities convertible into or exchangeable for shares of any capital stock of any of the Companies or (iii) other commitments or agreements of any kind for the issuance of additional shares of capital stock of any Companies or options, warrants or other securities of any of them. Schedule 5.02 sets forth the names of the officers and directors of each Company.

         5.03 Corporate Information Table. The following "Corporate Information Table" sets forth with respect to each of the Companies: (a) the name under which the Company is incorporated; (b) the state or other jurisdiction in which the Company is incorporated; (c) the capitalization of each Company, including the number of authorized shares of each class of its stock, the number of issued and outstanding shares of each class of its stock, the registered holders of any of the Company's outstanding shares and the number of shares and class of its stock held by each such registered owner as the same will be at the Effective Time; and (d) the states or other jurisdictions in which the Company is qualified to do business as a foreign corporation.

                   CORPORATE INFORMATION TABLE

(1)  PFAUDLER:
a.  Legal name of Company: Pfaudler (United States), Inc.
b.  Jurisdiction of Incorporation: Delaware
c.  Capitalization of Company:
           Number of    Number of     Name of Registered
 Class of  Authorized   Outstanding   Owner/Number of
 Shares    Shares       Shares        Shares Owned
 Common,
 $1.00 par  -1,000-      -1,000-      Eagle Industrial Products
                                      Corporation/all
d. Jurisdictions in which the Company is qualified to do business as a foreign corporation: Illinois, Michigan, Ohio, Texas, Missouri, North Carolina, South Carolina, New York, Massachusetts, and Pennsylvania (with pending qualifications in Alabama, West Virginia, New Jersey, and Louisiana)


(2)  CHEMINEER:
a.  Legal name of Company: Chemineer, Inc.
b.  Jurisdiction of Incorporation: Delaware
c.  Capitalization of Company:
           Number of    Number of     Name of Registered
 Class of  Authorized   Outstanding   Owner/Number of
 Shares    Shares       Shares        Shares Owned
Common,
$.01 par    -1,000-      -800-        O.D.E. Manufacturing,
                                      Inc./all
d. Jurisdictions in which the Company is qualified to do business as a foreign corporation: California, Louisiana, Ohio, Texas and Massachusetts


(3)  EDLON:
a.  Legal name of Company:  Edlon Products, Inc.
b.  Jurisdiction of Incorporation:  Delaware
c.  Capitalization of Company:
           Number of    Number of     Name of Registered
 Class of  Authorized   Outstanding   Owner/Number of
 Shares    Shares       Shares        Shares Owned
Common,
$1.00 par   -1,000-      -1,000-      Pfaudler (United States),
                                      Inc./all
d. Jurisdictions in which the Company is qualified to do business as a foreign corporation: Pennsylvania and Tennessee


(4)  PFAUDLER GERMANY:
a.  Legal name of Company:  Pfaudler-Werke GMBH
b.  Jurisdiction of Incorporation:  Germany
c.  Capitalization of Company:
           Number of    Number of     Name of Registered
 Class of  Authorized   Outstanding   Owner/Number of
 Shares    Shares       Shares        Shares Owned
   ---    -19,950,000- -19,950,000-   Pfaudler (United States),
                                      Inc./all
d. Jurisdictions in which the Company is qualified to do business as a foreign corporation: None


(5)  PFAUDLER HOLDINGS U.K.:
a.  Legal name of Company:  Pfaudler Balfour Holdings, Limited
b.  Jurisdiction of Incorporation:  England
c.  Capitalization of Company:
           Number of    Number of     Name of Registered
 Class of  Authorized   Outstanding   Owner/Number of
 Shares    Shares       Shares        Shares Owned
 Ordinary   -5,627-      -5,627-      Pfaudler (United States),
                                      Inc./5,626
                                      William K. Hall/1
d. Jurisdictions in which the Company is qualified to do business as a foreign corporation: None


(6)  PFAUDLER U.K.:
a.  Legal name of Company:  Pfaudler Balfour Limited
b.  Jurisdiction of Incorporation:  England
c.  Capitalization of Company:
           Number of    Number of     Name of Registered
 Class of  Authorized   Outstanding   Owner/Number of
 Shares    Shares       Shares        Shares Owned
 Ordinary    -100-         -2-        William K. Hall/1
                                      Pfaudler Balfour Holdings,
                                      Limited/1
d. Jurisdictions in which the Company is qualified to do business as a foreign corporation: None


(7)  PFAUDLER CRS U.K.:
a.  Legal name of Company:  Chemical Reactor Services Limited
b.  Jurisdiction of Incorporation:  England
c.  Capitalization of Company:
           Number of    Number of     Name of Registered
 Class of  Authorized   Outstanding   Owner/Number of
 Shares    Shares       Shares        Shares Owned
 Ordinary   -2,110-      -2,110-      Pfaudler Balfour Holdings,
                                      Limited/2,109
                                      Pfaudler Balfour Limited/1
d. Jurisdictions in which the Company is qualified to do business as a foreign corporation: None


(8)  PFAUDLER STOLINE U.K.:
a.  Legal name of Company:  Stoline Limited
b.  Jurisdiction of Incorporation:  Scotland
c.  Capitalization of Company:
           Number of    Number of     Name of Registered
 Class of  Authorized   Outstanding   Owner/Number of
 Shares    Shares       Shares        Shares Owned
 Ordinary    -999-        -999-       Pfaudler Balfour Holdings,
                                      Limited/998
                                      Pfaudler Balfour Limited/1
d. Jurisdictions in which the Company is qualified to do business as a foreign corporation: None


(9)  PFAUDLER PANAMA:
a.  Legal name of Company:  Pfaudler Development Corporation
b.  Jurisdiction of Incorporation:  Panama
c.  Capitalization of Company:
           Number of    Number of     Name of Registered
 Class of  Authorized   Outstanding   Owner/Number of
 Shares    Shares       Shares        Shares Owned
 Common      -400-        -400-       Pfaudler (United States),
                                      Inc./all
d. Jurisdictions in which the Company is qualified to do business as a foreign corporation: None


(10)  PFAUDLER MEXICO:
a.  Legal name of Company:  Pfaudler S.A. de C.V.
b.  Jurisdiction of Incorporation:  Mexico
c.  Capitalization of Company:
           Number of    Number of     Name of Registered
 Class of  Authorized   Outstanding   Owner/Number of
 Shares    Shares       Shares        Shares Owned
   ---       ---         240,000      Pfaudler Development
                                      Corporation/239,999
                                      Gus J. Athas/1
d. Jurisdictions in which the Company is qualified to do business as a foreign corporation: None


(11)  PFAUDLER BRAZIL:
a.  Legal name of Company:  Pfaudler Equipamentos Industrias
                            Ltda.
b.  Jurisdiction of Incorporation:  Brazil
c.  Capitalization of Company:
           Number of    Number of     Name of Registered
 Class of  Authorized   Outstanding   Owner/Number of
 Shares    Shares       Shares        Shares Owned
 Quotas   1,278,000,000 1,278,000,000 Pfaudler (United States),
                                      Inc./1,277,999,042
                                      Eagle Industries, Inc./958
d. Jurisdictions in which the Company is qualified to do business as a foreign corporation: None


(12)  PFAUDLER TORIN:
a.  Legal name of Company:  Torin Aerotecnica, Ltda.
b.  Jurisdiction of Incorporation:  Brazil
c.  Capitalization of Company:
           Number of    Number of     Name of Registered
 Class of  Authorized   Outstanding   Owner/Number of
 Shares    Shares       Shares        Shares Owned
 Quotas    166,000,000  166,000,000   Pfaudler Equipamentos
                                      Industrias
                                      Ltda./165,999,986
                                      Great American Management
                                      and Investment, Inc./14
d. Jurisdictions in which the Company is qualified to do business as a foreign corporation: None


(13)  CHEMINEER U.K.:
a.  Legal name of Company:  Chemineer Limited
b.  Jurisdiction of Incorporation:  England
c.  Capitalization of Company:
           Number of    Number of     Name of Registered
 Class of  Authorized   Outstanding   Owner/Number of
 Shares    Shares       Shares        Shares Owned
 Ordinary     --         -50,002-     Chemineer, Inc./50,000
                                      David Barke/2
d. Jurisdictions in which the Company is qualified to do business as a foreign corporation: None

         5.04 No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Sellers pursuant hereto, nor the consummation by Sellers of the transactions contemplated hereby or thereby (i) will violate any provision of the Certificate of Incorporation or Code of Bylaws of any of the Companies, (ii) will violate or be in conflict with any applicable law or any applicable judgment, decree, injunction or order of any Governmental Entity, or (iii) subject to obtaining the consents set forth on Schedule 5.04, will violate or conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or will result in the termination of, or accelerate the performance required by, or result in the creation of any Security Interest, upon any of the assets of any of the Companies under, any term or provision of the Certificate of Incorporation or Bylaws of any of the Companies or of any contract, commitment, understanding, arrangement, agreement, order, arbitration award, judgment, decree or restriction of any kind or character to which any of the Companies is a party or by which any of the Companies or any of their assets or properties may be bound or affected, other than violations or conflicts which would not have a material adverse effect on the assets or earnings of the Companies.

         5.05  Title to Properties; Absence of Liens, Etc.

         (a) Real Property Schedule. Set forth on Schedule 1.32 is a complete list of all owned Real Property and Leased Real Property identified by street address. Listed on Schedule 1.32 is any lease, sublease or other agreement under which any of the Companies has rights with respect to the Leased Real Property. None of the Owned Real Property or Leased Real Property is leased or subleased by the Company to another person.

         (b) Title to Real Property and Tangible Assets. Except as set forth in Schedule 5.05, each of the Companies has good and marketable title to all its Owned Real Property and all of its other tangible properties and assets, including without limitation, those assets and properties reflected in the December Balance Sheet and those that will be reflected in the Closing Balance Sheet, free and clear of all Security Interest, except
(i) Security Interests for current Taxes not yet delinquent; (ii) properties and assets disposed of since the date of the December Balance Sheet in the ordinary course of business; (iii) Security Interests and imperfections of title which do not individually or in the aggregate materially detract from the value, or impair the use, of the properties as currently used; (iv) inchoate mechanics and materialmens' Security Interests for construction in progress; (v) Security Interests of workmen, repairmen, warehousemen and carriers arising in the ordinary course of business which are not, material in amount; and (vi) as to Leased Real Property, Security Interests arising as a result of actions or inactions of the landlord or owner of such properties unrelated to any default by any of the Companies under the terms of occupancy of such property. Each of the Companies own, or have valid and enforceable rights as lessees to possess and use, all properties and assets used in the conduct of their respective businesses since December 31, 1993, other than any properties or assets disposed of since such date in the ordinary course of business.

         5.06  Receivables.  Except as set forth in Schedule
5.06, all of the accounts, notes and other receivables which are reflected in the December Balance Sheet, and that will be reflected in the Closing Balance Sheet, were acquired in the ordinary and regular course of business.

         5.07 Financial Statements. Sellers have furnished R&M the following consolidated financial statements of the Companies which are attached at Schedule 5.07: (i) the consolidated statements of financial condition of the Companies at December 31, 1992 and December 31, 1993 and related statements of income and cash flow and related notes for the twelve month period ended July 31, 1992, the five month period ended
December 31, 1992, and the twelve month period ended December 31, 1993, examined by Arthur Andersen & Co., whose report and opinion thereon is included therewith; (ii) the unaudited consolidated balance sheet of the Companies at September 30, 1993 and related statements of income and cash flow; and (iii) the unaudited consolidated balance sheet of the Companies at March 31, 1994 and related statement of income (when available) (all of which, including the notes thereto, are collectively referred to as the "Financial Statements"). The Financial Statements are in accordance with the respective books and records of the Companies, and except as noted in Schedule 5.07 or in such Financial Statements, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered by such statements and fairly present in all material respects the financial condition, assets and liabilities, net worth, profit and loss accounts and retained earnings of the Companies on a consolidated basis as of their respective dates and the results of operations for the periods then ended.

         5.08 Litigation. Schedule 5.08 sets forth every investigation, action, suit, arbitration, or other legal proceeding (herein "Legal Proceeding"), which involves any of the Companies which is presently pending (except such actions, suits or proceedings as have not been served on any of the Companies and which are not Known to Sellers), or, to Sellers' Knowledge, is threatened against any of the Companies other than those set forth on Schedule 5.09 or 5.11. None of the Companies is in violation of any judgment, decree, injunction or order outstanding against any of them.

         5.09 Product Liability. Schedule 5.09 is a true and complete list of any action, arbitration or proceeding alleging personal injury or property damage which relates to products or services sold by any of the Companies which is presently pending (except such actions, arbitrations, or proceedings as have not been served on a Company and which are not Known to Sellers) or which, to Sellers' Knowledge, have been threatened since
January 1, 1993 to be asserted against any of the Companies or which to Sellers' Knowledge have been commenced since or settled since January 1, 1989.

         5.10 Contracts; Powers of Attorney. (a) Schedule 5.10 is a true and complete list of all Contracts of any of the Companies other than Employee Plans of the Companies which are listed at Schedule 5.15 and Real Estate Leases which are listed at Schedule 1.30. Sellers have delivered to R&M true and complete copies of each Contract listed on Schedule 5.10 and each Real Estate Lease listed on Schedule 1.30. Except as set forth on Schedule 5.10, none of the Companies is in default in any material respect under any Contract and no condition or state of facts exists which, with notice or the passage of time, or both, would constitute such a default, except for such instances of default which do not, either alone or in the aggregate, materially adversely affect the financial condition or operations of the Companies.

         (b) Except as set forth on Schedule 5.10, there are no persons holding powers of attorney from any of the Companies.

         5.11  Environmental Compliance.

         (a)  Compliance with Law.  Except as set forth in
Schedule 5.11, the Business is being operated in compliance with all applicable Environmental Laws, except for such minor instances of noncompliance which do not, either alone or in the aggregate, materially adversely affect the financial condition or operations of the Companies.

         (b)  Permits and Licenses.  Except as set forth in
Schedule 5.11, each of the Companies has obtained all permits, licenses and other authorizations which are required with respect to the properties and operations of any of the Companies under applicable Environmental Laws. Except as set forth in Schedule 5.11, each of the Companies is in compliance with all terms and conditions of the required permits, licenses and authorizations, and with any order, decree, or judgment of any Governmental Entity affecting any of the Companies or its properties, except for such minor instances of noncompliance which do not, either alone or in the aggregate, materially adversely affect the financial condition or operations of the Companies.

         (c) Legal Proceedings. Except as set forth in Schedule 5.11, there are no actions, suits, demands, notices, claims, investigations or proceedings under any Environmental Law pending or, to Sellers' Knowledge, threatened against any of the Companies or relating to any real property previously or currently owned, leased, occupied or used by any of the Companies or requests for information from any Governmental Entity making inquiries relating to any Environmental Law or any notice that any of the Companies is or may be a potentially responsible party under any Environmental Law.

         (d) Use or Storage of Hazardous Substances. Except as set forth on Schedule 5.11, there are no Hazardous Substances currently utilized at or stored at the Owned Real Property, the Leased Real Property, or any other property leased, owned, or operated by any of the Companies except for those for which permits have been obtained and are in effect or are present in a manner or in quantities which do not require issuance of permits under the Environmental Laws.

         (e) Releases of Hazardous Substances. Except as set forth in Schedule 5.11, there has not been any release of any Hazardous Substances on or from the Owned Real Property, the Leased Real Property, or any other real property currently or previously leased, owned, or operated by any of the Companies during the time any such property was owned, leased, or operated by any of the Companies except for such minor instances of noncompliance which do not, either alone or in the aggregate, materially adversely affect the financial condition or operations of the Companies. The term "release" shall have the meaning given to such term in Section 101(22) of CERCLA.

         (f) Off-site Disposal of Hazardous Substances. Except as set forth in Schedule 5.11, any Hazardous Substances removed from the Owned Real Property, the Leased Real Property, or any other property currently or previously owned, leased, or operated by any of the Companies during the time the property was owned, leased, or operated by any of the Companies was removed, transported off-site, treated, stored or disposed of in compliance with applicable Environmental Laws, except for such minor instances of noncompliance which do not, either alone or in the aggregate, materially adversely affect the financial condition or operations of the Companies.

         (g) Limitations. Nothing in this Section 5.11 shall be construed as a representation or warranty regarding activities, practices or conditions on the Owned Real Property, the Leased Real Property or any other real property currently or previously owned or operated by any of the Companies, prior to Eagle's ownership of the Companies.

         5.12 Kennecott Agreement. Neither Great American Industrial Group, Inc., a Delaware corporation, nor Legibus 855, Limited, an English corporation, assigned the Kennecott Agreement or any portion thereof or its respective rights thereunder, to any party who was not then an affiliate of the assignor, nor has any assignee of the Agreement or such rights further assigned the Kennecott Agreement or any portion thereof or its respective rights thereunder to any party who was not then an affiliate of such assignor. To Seller's Knowledge, the sellers under the Kennecott Agreement and their respective successors and assigns have never asserted that the indemnification provided to the buyers under the Kennecott Agreement was not available to any successor of the original buyers under the Agreement due to any assignment thereof.

         5.13 Compliance with Laws and Orders. Except as disclosed in Schedule 5.11 or 5.13, to Sellers' Knowledge, the Companies and the Business are currently operating in compliance with any law ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including without limitation, zoning ordinances, building codes, occupational health and safety laws and regulations and franchise laws and regulations), except for possible violations which have not had, and, insofar as reasonably can be foreseen will not have, a material adverse effect on the financial condition or operations of the Companies. Except as set forth on Schedule 5.11 or 5.13, to Sellers' Knowledge, no investigation or review by any Governmental Entity with respect to any of the Companies is pending or threatened.

         5.14  Permits and Licenses.  Except as set forth in
Schedule 5.11 or 5.14, each of the Companies has all permits, licenses, orders and approvals of all federal, state, local, and foreign governmental or regulatory bodies required for to carry on the Business as presently conducted, except for such permits, licenses, orders and approvals, the absence of which does not have a material adverse effect on the Companies. All of such permits are in full force and effect, and to Sellers' Knowledge, no suspension or cancellation of any of them is being threatened, nor will any of the permits be affected by the consummation of the transactions contemplated by this Agreement.

         5.15  Employee Plans.

         (a)  Representations Applicable to All Employee Plans.

         (i) Part I of Schedule 5.15 sets forth a complete list of all Domestic Employee Plans, and Part II of Schedule 5.15 sets forth a complete list of all Foreign Employee Plans. Sellers have previously delivered or made available to R&M true and complete copies of all such Employee Plans, in each case as in effect on the date of this Agreement.

        (ii) Each Employee Plan has been maintained, operated and administered in substantial compliance with its terms. Each Domestic Employee Plan currently complies, and has at all relevant times complied, in all material respects with ERISA, the Code, and any other applicable laws.

       (iii) Except as set forth on Schedule 5.15, no Domestic Employee Plan provides benefits, including without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service, other than
    (a) temporary coverage mandated by applicable law, (b) death benefits or retirement benefits under any employee pension plan, as that term is defined in Section 3(2) of ERISA, (c) deferred compensation benefits accrued as liabilities on the books of the Company providing the same, or (d) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary).

        (iv) No Domestic Employee Plan is involved in or is the subject of any litigation or any claims other than routine benefit claims, and to Sellers' Knowledge, no facts exists which are reasonably expected to result in the filing of any such litigation or claim that may have a materially adverse effect on a Company.

         (v)  All required contributions to each Domestic
    Employee Plan have been made, except for current contributions not yet due and payable, all of which through March 31, 1994 have been accrued and are reflected in the Financial Statements.

         (b)  Qualified Plans.

         (i) All "employee pension benefit plans" (within the meaning of Section 3(2) of ERISA) listed in Part I of
    Schedule 5.15 which are also stock bonus, pension or profit-sharing plans within the meaning of Section 401(a) of the Code are marked "Qualified" on such Schedule.

        (ii) Each such plan has been duly authorized by the appropriate board of directors of any of the Companies whose employees participate in such a plan. Each such plan is qualified in form and operation under Section 401(a) of the Code and each trust under each such plan is exempt from tax under Section 501(a) of the Code. No event has occurred that will or could give rise to disqualification or loss of tax-exempt status of any such plan or trust under such Sections. No event has occurred that will subject any such plans to tax under Section 511 of the Code.

       (iii) Sellers have delivered to R&M for each such plan copies of the following documents: (a) the Form 5500 filed in the most recent plan year, including but not limited to all schedules thereto and financial statements with attached opinions of independent accountants, (b) the most recent determination letter from the IRS, (c) the consolidated statement of assets and liabilities of such plan as of its most recent valuation date, and (d) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such plan for the most recently ended plan year. The financial statements so delivered fairly present the financial condition and the results of operations of each of such plans as of such dates, in accordance with generally accepted accounting principles.

        (iv) With respect to each plan subject to Section 412 of the Code maintained for employees of any of the Companies, or any of their ERISA Affiliates, there has occurred no failure to meet the minimum funding standard of Section 412 of the Code (whether or not waived in accordance with Section 412(d) of the Code) or failure to make by its due date a required installment under Section 412(m) of the Code.

         (c)  Title IV Plans.

         (i)  All Employee Plans listed in Part I of Schedule
    5.15 which are also subject to Title IV of ERISA are marked
    "Qualified and Subject to Title IV" on such Schedule.

        (ii) With respect to each "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) in which any of the Companies or any ERISA Affiliate participates or has participated, (a) none of the Companies nor any ERISA Affiliate has withdrawn from such plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA) where such withdrawal could result in liability of such substantial employer pursuant to Section 4062(e) or 4063 of ERISA, (b) none of the Companies nor any ERISA Affiliate has filed a notice of intent to terminate any such plan or adopted any amendment to treat any such plan as terminated, (c) the PBGC has not instituted proceedings to terminate any such plan, (d) no other event or condition has occurred which might constitute grounds under Section 4042 of ERISA for termination of, or the appointment of a trustee to administer, any such plan, (e) no accumulated funding deficiency, whether or not waived, exists with respect to any such plan, and no condition has occurred or exists which with the passage of time would be expected to result in an accumulated funding deficiency as of the last day of the current plan year of any such plan, (f) all required premium payments to the PBGC have been paid when due, (g) no reportable event, as described in Section 4043 of ERISA has occurred with respect to any such plan except as set forth on
    Schedule 5.15, (h) no excise taxes are payable under the Code and (i) no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made.

       (iii) All costs of any plans which are sponsored by any of the Companies and subject to Title IV of ERISA and identified in Part I of Schedule 5.15 as such have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices. Schedule
    5.15 includes for each such plan, as of its last valuation date, the amount by which its assets exceeded (or were less than) its "benefit liabilities" (within the meaning of
    Section 4001 of ERISA). Since the last valuation date for each such plan, there has been no amendment or change to such plan that would increase the amount of benefits thereunder and, to Sellers' Knowledge, there has been no event or occurrence that would cause the excess of assets over benefit liabilities as listed in Schedule 5.15 to be reduced or the amount by which benefit liabilities exceed assets as listed in Schedule 5.15 to be increased.

        (iv) In addition to the documents listed in Section 5.15(b) above, Sellers have delivered to R&M for each Title IV plan which is sponsored by any of the Companies copies of the following documents: (a) the Form PBGC-1 filed in each of the most recent three plan years, and (b) the actuarial report as of the last valuation date. Each such actuarial report fairly presents the financial condition and the results of operations of each such plan as of such date, in accordance with generally accepted accounting principles.

         5.16 Insurance. Schedule 5.16 sets forth a list and description of the insurance policies currently maintained by any of the Companies. No notice of suspension or cancellation of any such policies has been received by any of the Companies or to Sellers' Knowledge, is threatened in writing. R&M acknowledges that coverage under such insurance policies will cease at the Effective Time for occurrences after the Effective Time.

         5.17 Capital Projects. Schedule 5.19 contains a summary description of all capital projects committed for or authorized by any of the Companies involving the expenditure of Fifty Thousand Dollars ($50,000) or more.

         5.18 Absence of Certain Changes, Events or Conditions. Since December 31, 1993 and except as set forth in Schedule 5.20,
(1) the Business has been conducted in the ordinary course on a basis consistent with past practice, (2) each of the Companies have paid each of their respective creditors in the ordinary course of business unless the existence or amount of indebtedness is being contested in good faith, (3) except as reflected on the Financial Statements, there has not been any material adverse change in the financial position, results of operations, or net worth of the Companies, or (4) none of the Companies have declared, set aside, or paid any dividend or other distribution in respect of its capital stock, or, directly or indirectly, redeemed or otherwise acquired any of its capital stock.

         5.19 Labor Matters. Except as set forth on Schedule 5.19, (i) there are no controversies pending between any of the Companies and any of their respective employees, other than routine individual grievances which will not have a materially adverse affect on the Companies and (ii) no employee of any of the Companies is represented by any labor union and, to Sellers' Knowledge, no labor union is attempting any such representation.

         5.20  Proprietary Property.  Except as set forth on
Schedule 5.08, there are no pending and, to the best of Sellers' Knowledge, threatened interference, opposition or infringement actions, or any other proceedings with respect to the Proprietary Information. Schedule 5.20 lists all of the patents, trademarks, service marks, trade names and registered copyrights and all applications for any of the foregoing which are owned by any of the Companies. Subject to being challenged during any unexpired opposition period provided under applicable law or to being contested as improperly issued under applicable law, one of the Companies will be at the Effective Time the registered owner and have good and marketable title to the registered patents and trademarks in the listed jurisdictions and, to Sellers' Knowledge, good title to all of the other Proprietary Information. To Sellers' Knowledge, each of the Companies has valid, binding, enforceable and assignable rights to use all of the other Proprietary Information it uses. R&M acknowledges that Sellers do not make any representation or warranty hereunder that third parties cannot and do not lawfully possess and use in their business trade secrets, know-how, patents, trademarks, service marks, trade names, copyrights, applications for any of the foregoing and other similar proprietary or intellectual property rights or interests which are similar to the Proprietary Information. Except as set forth on Schedule 5.20, to Sellers' Knowledge, there has been no infringement or misappropriation of the Proprietary Information.

         5.21 Affiliates. No part of the Business is conducted through any Affiliate of Sellers other than the Companies.

         5.22 Express Representations and Warranties Only. THE BUSINESS AND ASSETS OF THE COMPANIES ARE BEING ACQUIRED BY R&M PURSUANT TO THIS AGREEMENT WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT.

         5.23 Predecessor Affiliates. For purposes of the representations, warranties, or covenants of Sellers under this Agreement with respect to any Company, "Company" includes any predecessor company to a Company if the predecessor company was owned by any person who was an Affiliate of any person who is now an Affiliate of Eagle.

         Section 6. Representations and Warranties of R&M. R&M hereby represents and warrants the following to Sellers as of the date of this Agreement:

         6.01 Organization; Good Standing; and Qualification. R&M is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, with the corporate power and authority to conduct its business and to own and lease its properties and assets.

         6.02 Corporate Authority. R&M has the corporate power and authority to execute, deliver and carry out the terms of this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby and has taken all necessary corporate action, including approval by its Board of Directors, to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and the other agreements and instruments to be executed and delivered by R&M in connection with the transactions contemplated hereby and thereby will be, the legal, valid and binding obligations of R&M, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or from time to time affecting the enforcement of creditors' rights generally and except that the enforceability of R&M's obligations is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         6.03 No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by R&M pursuant hereto, nor the consummation by R&M of the transactions contemplated hereby or thereby (i) will violate any provision of its Articles of Incorporation or Code of Regulations, (ii) will violate or be in conflict with any applicable law or any judgment, decree, injunction or order of any Governmental Entity, or (iii) subject to obtaining the consents set forth on Schedule 6.04, will violate or conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or will result in the termination of, or accelerate the performance required by, or result in the creation of any Security Interest, upon any of the assets of R&M under, any term or provision of the Certificate of Incorporation or Bylaws of R&M or of any contract, commitment, understanding, arrangement, agreement, order, arbitration award, judgment, decree or restriction of any kind or character to which R&M is a party or by which R&M or any of its assets or properties may be bound or affected, other than violations or conflicts which would not have a material adverse effect on R&M and Security Interests created in connection with the bank loan agreements which R&M intends to enter into at Closing and the R&M Note Agreement.

         6.04 Consents. Except as required under the HSR Act and except as set forth in Schedule 6.04, no authorization, consent, approval, order or filing with or notice to any Governmental Entity or another entity or person, is necessary for the execution and delivery of this Agreement or any other agreement or document to be delivered by R&M or the consummation by R&M of the transactions contemplated hereby or thereby.

         6.05 No Brokerage Fees. Except for Wasserstein Perella & Co., Inc. and Scott W. Mohr, no broker or finder has acted for R&M in connection with this Agreement or the transactions contemplated hereby and no broker or finder is entitled to any brokerage or finders fee or other commissions in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of R&M. Any and all fees of Wasserstein Perella & Co., Inc. and Scott W. Mohr (or any firm with which he is associated) due in connection with the transactions provided for herein shall be the responsibility of R&M.

         6.06 Litigation. There is no order, judgment or decree of any Governmental Entity, by which R&M is bound and no action, suit or other legal, administrative or arbitration proceedings or investigations before any Governmental Entity is pending or, to R&M's knowledge, threatened, which, in each case, would prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         6.07 Capitalization. The authorized capital stock of R&M consists of 10,000,000 common shares ("R&M Shares"). As of the date of this Agreement, there were 5,116,816 R&M Shares issued and outstanding. There are no outstanding options, warrants, convertible instruments or other rights, agreements or commitments to acquire capital shares of R&M except for options or rights granted under R&M's 1984 Stock Option Plan, Stock Option Plan for Non-Employee Directors (1988), 1994 Long-Term Incentive Plan and 1994 Directors Stock Compensation Plan.

         6.08 Financing. R&M has the funds immediately available to it, or commitments from responsible financial institutions to provide the funds, required by R&M to consummate the transactions contemplated hereby. R&M has provided Seller a copy of such commitments.

         Section 7.  Arrangements as to Certain Employee Plans.

         (a)  Transfer from Eagle Savings Plan

         (i) Each employee of the Companies who is a current participant in the Eagle Industries, Inc. Employee Savings Plan (the "Savings Plan") shall have his or her accrued benefit under the Savings Plan become vested and nonforfeitable in accordance with the terms of the Savings Plan as of the Closing Date and shall be entitled to receive an allocation of any and all employer contributions (if any) made to the Savings Plan for the plan year which includes the Closing Date, including the contributions required to be made pursuant to paragraph (a)(iv) of this Section 7.

        (ii) On or before ninety (90) days after the Closing Date, Eagle shall cause the trustee of the Savings Plan to transfer, to the trustee or trustees of the trust fund of a qualified defined contribution plan maintained by R&M (either currently existing or hereinafter established by R&M) (the "Transferee Savings Plan") in cash or in marketable securities at market values determined by the plan trustees, the entire value of the accounts of each employee of the Companies participating in the Savings Plan (excluding any deferred vested former participants), as determined under the provisions of the Savings Plan. Eagle will amend the Savings Plan to the extent required to accomplish the transfer of assets. All written elections governing the making and investment of participant contributions, current written beneficiary designation forms and findings regarding the rights of alternate payees (as defined in Section 414(p) of the Code) under the Savings Plan which are in effect on the Closing Date shall become effective with respect to the Transferee Savings Plan on and after the Closing Date and shall continue in effect under the plan after the Closing Date until changed in accordance with the terms of the Transferee Savings Plan. Unless otherwise agreed by Eagle and R&M, at least sixty (60) days prior to the transfer R&M shall present to Eagle an executed copy of the Transferee Savings Plan and either an opinion of counsel in a form satisfactory to Eagle that the Transferee Savings Plan has been duly adopted by R&M's board of directors and satisfies the requirements for qualification under section 401(a) of the Code or a determination letter issued by the Internal Revenue Service that the Transferee Savings Plan meets the requirements of Section 401(a) of the Internal Revenue Code of 1986. At least sixty (60) days prior to the transfer Eagle shall present to R&M either an opinion of counsel that the Savings Plan has been duly adopted by Eagle's board of directors and satisfies the requirements of Section 401(a) of the Code or a determination letter issued by the Internal Revenue Service that the Savings Plan meets the requirements of Section 401(a) of the Internal Revenue Code of 1986.
    Prior to any transfer hereunder, Eagle and R&M each shall file Form 5310 or such other forms with the Internal Revenue Service and the Department of Labor if required under applicable law.

       (iii) After the transfer described above, neither Eagle nor the Savings Plan shall have any liability or obligation to pay or otherwise provide to employees of the Companies any benefits accrued under the Savings Plan, and R&M shall assume full liability for such benefits; provided that R&M shall have no liability whatsoever and Eagle shall remain liable to employees of the Companies for any failure by Eagle to operate the Savings Plan on a qualified basis under Section 401(a) of the Internal Revenue Code and in compliance with applicable law prior to the transfer described in this subsection.

        (iv) At the Closing each of the Companies which is a participating employer under the Savings Plan shall pay to Eagle (and Eagle shall pay to the Savings Plan) all employee and employer contributions of the Companies to the Savings Plan not already transferred to the Savings Plan as of the Closing Date, for all calendar months ending on or prior to the Closing Date and for the calendar month in which the Closing Date occurs. For purpose of this paragraph, employee contributions shall be those amounts withheld from employees' compensation for the period prior to and including the Closing Date, and employer contributions shall be the employer contributions required to be made with respect to such employee contributions.

          (b) Assumption of Union Savings Plan. Eagle maintains the Eagle Industries, Inc. and Affiliates Savings Plan for Union Employees (the "Transferred Savings Plan") for certain employees of Pfaudler. Within sixty (60) days after the Closing Date, Eagle shall take all actions necessary to cause the trustee of the Transferred Savings Plan to transfer to R&M the Transferred Savings Plan (and the related trusts or their assets), including the obtaining of any consents of any trustees or administrators or of any entity holding trust assets or in which trust assets are invested, and R&M shall take all actions necessary to formally assume as of the Closing Date the Transferred Savings Plan, and related trusts, as plan sponsor. After effecting such transfer, Eagle shall have no responsibility or liability for any further funding of or any payments made or to be made from any liabilities, obligations, losses, damages or expenses relating to funding of or payments made or to be made from the Transferred Savings Plan following the transfer of the Transferred Savings Plan from Eagle to R&M; provided, that R&M shall have no liability whatsoever for, and Eagle shall indemnify R&M and the Companies from and against, any liability arising from the failure by Eagle to operate the Transferred Savings Plan on a qualified basis in compliance with applicable law prior to the transfers contemplated by this subsection (b).

          Section 8.  Taxes; Tax Returns; and Tax Indemnities.

          (a) Definitions. For purposes of this Section 8, the following terms shall have the following meanings:

          (i) "Consolidated Return" means any consolidated federal income tax return or any other consolidated, combined or unitary state or local tax return that has been or will be filed for any Pre-Closing Tax Period by Sellers or an Affiliate of Sellers on behalf of an affiliated group of corporations of which one or more of the Companies was or is includible as members.

          (ii) "Pre-Closing Tax Period" means all taxable periods ending on or before the Closing Date and that portion to and including the Closing Date of any taxable period that includes (but does not end on) the Closing Date.


          (iii) "Tax" or "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any federal, state, local, or foreign taxing authority, including without limitation, income, excise, property, sales, use, transfer, payroll, license, employment, production, gross receipts, windfall profits, severance, withholding and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment); and any amounts that could be charged against any of the Companies under a tax sharing agreement relating to a Pre-Closing Tax Period.

          (iv)  "Tax Return" means any return, report,
     information return, or other document (including any related or supporting information) filed or required to be filed with any federal, state, local, or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes, including, without limitation, consolidated federal income tax returns of the Seller Group, declarations of estimated tax and tax reports required to be filed with respect to any of the Companies or any of their income, properties or operations.

          (b) Section 338(h)(10) Election. Sellers and R&M shall, at the time and in the manner requested by R&M, join in making a Section 338(h)(10) election under the Code (or any comparable election available in any state or local tax jurisdiction) with respect to the purchase and sale of the Stock (and the capital stock of Edlon) and, in connection therewith (i) shall cause a Department of the Treasury Form 8023 that has been appropriately completed to be timely filed on behalf of the affiliated group of corporations, for federal income tax purposes, of which any of the Companies is a member on the Closing Date and (ii) take such other action as R&M shall reasonably request including, without limitation, providing R&M with any requested information, and making available and causing appropriate persons to take any action on behalf of the Sellers required for the making of a Section 338(h)(10) election (or any comparable election in any state or local tax jurisdiction) in accordance with Treasury Regulation Section 1.338(h)(10)-1 and Department of the Treasury Form 8023 (or comparable regulations of the applicable jurisdiction).

          (c) Section 338(g) Election. R&M or the Companies, at their sole discretion, may make a Section 338(g) election under the Code for any or all of the Foreign Companies. If such election or elections are made, R&M will give, or cause the applicable Company to give, the notice required by Treasury Regulation 1.338-1(g)(4).

          (d) Indemnification of R&M Group. Subject to the provisions of Section 8.1(f), Sellers shall be liable for, and shall hold the R&M Group harmless from and against, any and all Taxes due or payable by a Company for any Pre-Closing Tax Period, including, without limitation, any liability pursuant to Treasury Regulations Section 1.1502-6, or any comparable state or local provisions. Taxes that Sellers shall be liable for and shall hold the R&M Group harmless from and against shall include any income and franchise taxes imposed by any state or political subdivision thereof that result from or arise out of the filing, in accordance with Treasury Regulation Section 1.338(h)(10)-1, of a Section 338(h)(10) election (or any election of the applicable jurisdiction which treats the purchase and sale of the Stock (and the capital stock of Edlon) as a deemed purchase and sale of assets) with respect to the purchase and sale of the Stock (and the capital stock of Edlon). Any liability of Sellers for Taxes under this Section 8.1(d) to the R&M Group in respect of any tax period for which R&M or a Company will file a Tax Return pursuant to Section 8.1(g) shall be paid by Sellers to R&M or the Company, as applicable, within ten (10) business days after R&M provides the Sellers with a copy of the Tax Return to be filed, but no such payment shall be required if the liability for such Taxes is included in the Closing Statement. Notwithstanding the foregoing, Sellers shall not be required to indemnify the R&M Group for any Taxes, other than income or franchise taxes, until the amount of such Taxes which are not income or franchise Taxes and which were not reserved against in the Closing Statement exceeds $250,000 in the aggregate and then Sellers shall indemnify R&M for the full amount of such Taxes.

          (e) Indemnification Of Seller. Subject to the provisions of Section 8.1(f), R&M and the Companies shall be liable for, and shall hold the Seller Group harmless from and against, any and all Taxes due or payable by a Company, R&M or Sellers with respect to a Company for any taxable year or tax period beginning after the Effective Time.

          (f) Allocable Taxes. Taxes, other than Taxes payable in respect of a Consolidated Return, for a tax period beginning before the Effective Time and ending after the Effective Time shall be apportioned between Sellers and the Companies based upon the parties best estimate of the income and expenses allocable to each parties period of ownership.

          (g) Filing of Returns. R&M shall cause each of the Companies to file any Tax Return (other than any Consolidated Return) with respect to the business, activities or assets of any of the Companies for any tax period beginning before the Effective Time and ending after the Effective Time and R&M shall pay or cause the relevant Company to pay (subject to Sellers' obligations to R&M in respect of such Taxes therefor as provided in Section 8.1(d)) all Taxes shown as due on any such Tax Return.

          (h) Refunds. Any refunds or credits of Taxes attributable to a Pre-Closing Tax Period for which Sellers are liable for Taxes under Section 8.1(d) shall be for the account of Sellers, provided, that if Sellers receive a refund or credit of Taxes for any such periods and such Taxes are attributable solely to the carry-back of losses, credits or similar items from a taxable year or period that begins after the Effective Time and attributable to a Company, after receipt Sellers shall promptly pay to R&M the amount of such refund or credit, together with any interest thereon received from the relevant taxing authority, and if any such refund or credit of Taxes is subsequently reduced or disallowed, R&M and the Companies shall hold Seller Group harmless from any Taxes assessed against Sellers by reason of the reduction or disallowance.

          (i) Maintenance of Records and Assistance. Sellers and R&M shall each maintain (or, in the case of R&M, cause the Companies to maintain) the books and records that relate to any Tax Return of a Company or any Consolidated Return for a period of not less than seven years following the filing date of such Tax Return or Consolidated Return, shall thereafter give the other party at least 30 days notice of its intention to destroy any such records and shall, at the other party's request and expense, to the extent such records relate to a Company, turn over any such records to the other party instead of destroying them. As soon as practicable after a request by Sellers or R&M ("Requesting party"), R&M or Sellers, as the case may be (the "Delivering Party"), shall deliver to the Requesting Party such information and data and make available such knowledgeable persons employed at the time of the request by the Delivering Party as the Requesting Party may reasonably request, in order to enable the Requesting Party to complete and file all Tax Returns which it is required to file with respect to the activities or assets of a Company or to respond to audits by any taxing authorities with respect to such activities or assets. The Delivering Party's obligation under this paragraph to permit the Requesting Party access to and to review the foregoing materials is conditioned upon the Requesting Party's execution of a reasonable confidentiality agreement with respect thereto.

          (j) Notice. If R&M or a Company becomes aware of any assessment, official inquiry, examination or proceeding that could result in an official determination with respect to any Tax for which Sellers could be liable pursuant to this Agreement, R&M shall promptly so notify Sellers in writing. If Sellers become aware of any official inquiry, examination or proceeding that could result in an official determination with respect to any Tax for which R&M or a Company could be liable pursuant to this Agreement, Sellers shall promptly so notify R&M in writing.

          (k) Sellers and R&M agree that the Companies will remain a member of the consolidated federal income tax return of the Sellers and their Affiliates for the period through the Closing Date and that a Company will not make an election pursuant to Treasury Income Tax Regulation Section 1.1502-76(b)(5).

          (l)  New York Real Property Gains Tax.

          (i) Sellers and R&M agree to comply timely with the requirements of Article 31-B of the Tax law of the State of New York relating to gain realized from the transfer of real property located in New York, as the same from time to time may be amended (collectively, the "Gains Tax Law") in good faith and in such manner as to avoid any postponement of the Closing or of the transfer of the Stock at Closing. R&M agrees to deliver to Seller a duly executed and acknowledged Transferee Questionnaire, if applicable, within five (5) business days after written request from Sellers. At the Closing, Sellers shall deliver or cause to be delivered either (i) an official Statement of No Tax Due, (ii) an official Tentative Assessment and Return accompanied by a certified check or official bank check (drawn on a New York Clearinghouse member bank) payable to the order of the State Tax Commission in the amount of the tax shown to be due thereon (it being understood, however, that if Sellers have duly elected to pay such tax in installments, the amount so required to be paid shall be the minimum installment of such tax then permitted to be paid), or (iii) if applicable, a duly executed and acknowledged affidavit in form permitted under the Gains Tax Law claiming exemption therefrom.

         (ii) Sellers further agree to pay promptly any installment(s) or additional tax due under the Gains Tax
     Law, and interest and penalties thereon, if any, which may be assessed or become due after the Closing for which Sellers are responsible pursuant to Section 8.1(d).

        (iii) In addition to making the payment and delivering the instruments and documents referred to above in this Section, Sellers and R&M shall timely execute, acknowledge and deliver such further documents and instruments as may be necessary to comply with the Gains Tax Law.

          (m) New York Real Property Transfer Tax. Sellers shall file any Tax Return required under Article 31 of the Tax law of the State of New York relating to the conveyance of real property located in the State of New York within 15 days after the Closing Date and pay and hold harmless the R&M Group against all Taxes, if any, arising thereunder.

          (n) Each of the Sellers jointly and severally represents and warrants the following to R&M as of the date of this Agreement:

          (i) Tax Return Filings. The Companies have duly filed or caused to be filed, or shall duly file or cause to be filed, in a timely manner (taking into account all extensions of due dates) with the appropriate federal, state, county, local and foreign governmental agencies all Tax Returns, which are required to be filed on or before the Closing Date by or on behalf of the Companies and such returns are (or will be, in the case of those filed or caused to be filed between the date hereof and the Closing
     Date) complete and correct in all material respects, and all Taxes shown to be due on such Tax Returns have been or will have been paid in full on or before the Closing Date.

         (ii) International Boycott. None of the Companies has participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code.

        (iii) U.S. Real Property Holding Corporation. None of the Companies is, and none has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         (iv) Permanent Establishment. None of the Companies have, or has had, a permanent establishment in any foreign country other than their respective country of formation.

          (v)  Passive Foreign Investment Company.  None of the
     Foreign Companies is, or have been, a Passive Foreign
     Investment Company or have Qualifying Election Fund Status within the meaning of the Code.

          Section 9.  Representations and Warranties of Sellers
Regarding the India Company. Sellers represent and warrant the following to R&M as of the date of this Agreement:

          9.01 Capitalization and Title to Capital Stock. There are 1,591,800 equity shares of the India Company issued and outstanding. At the Closing, when Eagle transfers and conveys the Pfaudler Stock to R&M, Pfaudler will own of record and beneficially 636,720 equity shares of the issued and outstanding capital stock of the India Company free and clear of any and all Security Interests, except for Security Interests created by R&M, which shares represent 40% of the outstanding equity shares of the India Company.

          9.02  Organization.  The India Company is a
corporation, duly organized, validly existing and in good standing under the laws of India, with the corporate power and authority to conduct its business and to own and lease its properties and assets.

          Section 10.  Certain Covenants of Sellers.

          10.01 Interim Operations of the Companies. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, as required by applicable laws or regulations or proper orders of Governmental Entities, or as otherwise consented to by R&M in writing (and R&M shall designate one or more persons to be available, which persons shall have the authority to provide such consent):

          (a) Conduct of Business. Seller shall cause each of the Companies to conduct its business in, and only in, the regular course in substantially the same manner as heretofore conducted.

          (b) Governing Instruments. Sellers shall not permit any of the Companies to make any change or amendment to or repeal their respective Certificate of Incorporation or By-laws or comparable governing instruments.

          (c) Capital Stock. Sellers shall not permit any of the Companies to issue or sell shares of capital stock or any other securities of any of them or issue any securities convertible into or exchangeable for, or rights to purchase relating to, or enter into any contract, commitment or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them, or adjust, split, combine or reclassify any of their capital stock or other securities, or amend, permit acceleration of, or otherwise make any other changes in their capital structures.

          (d) Dividends. Sellers shall not permit any of the Companies to declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of their capital stock.

          (e) Employee Plans, Compensation, Etc. Sellers shall not permit any of the Companies to adopt or amend any bonus, profit sharing, compensation, severance, stock option, pension, retirement or other employee benefit agreement, trust, plan or arrangement for the benefit or welfare of any present or former director, officer or employee of any of the Companies. Sellers shall not permit any of the Companies to increase the compensation or fringe benefits of any present or former director, officer or employee (except that, in the case of employees who are not officers, individual merit increases and promotional increases, not to exceed 5% of salary, in accordance with past practices may be granted, but no across-the-board or generally applicable increases may be granted), or pay any bonus, compensation or benefit not required by any existing Employee Plan, or hire any employee at an annual rate of compensation (including anticipated incentive compensation, if any) in excess of $65,000, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          (f) Sale of Assets. Other than in the ordinary course of business, Sellers shall not permit any of the Companies to lease, sell or dispose of, or contract to lease, sell or dispose of, in any single transaction or series of related transactions, any asset or group of assets having a value, or selling price, or aggregate rental, in excess of $50,000.

          (g) Purchase of Assets. Other than in the ordinary course of business, Sellers shall not permit any of the Companies to lease, purchase or otherwise acquire, in any single transaction or series of related transactions, any asset or group of assets having a value or purchase price, or lease payments, in excess of $50,000, except that each of the Companies shall be permitted to, and shall, continue any existing capital expenditure projects or programs listed in
     Schedule 5.17 in a manner consistent with the performance of such projects or programs prior to the date of this Agreement.

          (h) Investments, Loans and Guarantees. Seller shall not permit any of the Companies to make any investment (whether by acquisition of stock, capital contribution or otherwise) in, or make any loan or advance to, or enter into or renew any guarantee on behalf of, any person which continues after the Effective Time other than a directly or indirectly wholly-owned Subsidiary of Pfaudler or Chemineer or become committed to do so.

          10.02  Access, Information and Confidentiality.

          (a) During the period from the date of this Agreement to the Effective Time, Sellers shall provide to R&M and R&M's authorized representatives reasonable access during normal business hours to the books and records of Eagle and its Affiliates, but only insofar as such access is reasonably required in regard to R&M's due diligence review of the financial statements and Business of the Companies (e.g. items related to financial statement consolidation, consolidated or combined Tax Returns, insurance, administration and Employee Plans).

          (b) During the period from the date of this Agreement to the Effective Time, Sellers shall cause each of the Companies to provide to R&M and R&M's authorized representatives reasonable access during normal business hours to the facilities and to the books and records of each of the Companies and shall cause the officers and the officers of each of the Companies to promptly furnish R&M with such information with respect to the business and properties of each of the Companies as R&M or its authorized representatives from time to time may reasonably request.

          (c) R&M shall indemnify and hold Sellers and the Companies and their respective employees and agents, and each of them, harmless from and against any and all losses, claims, damages and liabilities (including, without limitation, reasonable attorneys' fees incurred in connection therewith) arising out of or resulting from R&M's exercise of its rights under this Section 10.02.

          10.03 Confidentiality. After the Effective Time, Sellers shall keep confidential, except as to directors and officers of R&M and its Affiliates, all information concerning the Companies and the Business which was considered confidential by either Seller or any of the Companies prior to the Closing Date, unless such information is required to be disclosed by law or is readily ascertainable from public or published information or trade sources.

          10.04 Stand-still Provisions. Without the prior written consent of R&M duly authorized by a majority of its Board of its Directors, Sellers will not, and will cause any entity controlled by Eagle Industries, Inc. not, at any time prior to July 1, 2002 to, directly or indirectly:

          (a) acquire (except for shares acquired under the SAR Agreement), directly or indirectly, by purchase or otherwise, any Shares or any other securities of R&M entitled to vote generally in the election of directors of R&M or securities convertible into such securities ("Voting Securities") provided, however, this Section 10.04 shall not prohibit Sellers or any of their Affiliates from acquiring Voting Securities by way of stock splits or dividends or other distributions or exchanges or warrants or other rights made available to holders of Voting Securities generally;

          (b)  "solicit" proxies with respect to Voting
     Securities under any circumstances or become a "participant" in any "election contest" relating to the election of directors of R&M, as such terms are defined in Regulation
     14A under the Securities Exchange Act of 1934 (the "1934
     Act"); and

          (c) except for shares of R&M acquired under the SAR Agreement, become a member of any "group" as defined under
     Section 13(d)(3) of the 1934 Act which would be required to file a Schedule 13D under such Act except for a group or groups in which the only members are Sellers and/or Affiliates of Sellers.

          Section 11.  Certain Covenants of R&M.

          11.01 Personnel Required in Response to Litigation. R&M agrees to make certain employees of the Companies available to Sellers as reasonably required by either Seller after the Closing Date in the event that any litigation which either Seller is required to defend is commenced or previously was commenced against the Companies. Sellers agree to reimburse R&M for reasonable out-of-pocket expenses incurred by R&M to third-parties in connection with requests by Sellers pursuant to this
Section 11.01.

          11.02  Confidentiality.  R&M agrees that any
information contained in any Schedule or Exhibit to this Agreement or otherwise provided to R&M pursuant to this Agreement shall be held by R&M as confidential information in accordance with, and shall be subject to the terms of, that certain confidentiality agreement dated October 11, 1993 between R&M and Eagle Industries, Inc. and entered into in connection with the transactions contemplated hereby (the "Confidentiality Agreement"). The terms of the Confidentiality Agreement are hereby incorporated by reference herein and shall continue in full force and effect, and if this Agreement is terminated or if the Closing shall not have occurred for any reason whatsoever, the Confidentiality Agreement shall thereafter remain in full force and effect in accordance with its terms.

          11.03 Use of the Name "Eagle". After the Effective Time, R&M may continue to use existing supplies of sales literature, stationery, signs and other materials which identify Eagle provided (i) that with respect to products shipped to customers of R&M after the Effective Time, R&M shall use reasonable commercial efforts to remove or block-out the name "Eagle" or any derivation thereof and (ii)that with respect to all other materials, R&M shall also use reasonable commercial efforts to block-out such identifying names and where such is not practical because, for example, of the repeated use of the names in a sales brochure, R&M shall at least stamp its name in the forepart of the brochure. Notwithstanding the foregoing, R&M shall cease all use of the name "Eagle" or any derivation thereof within six months after the Effective Time.

          Section 12.  Certain Additional Agreements and
Covenants of Sellers and R&M.

          12.01  HSR Act Filing.

         (a) General. Sellers and R&M acknowledge that the transactions contemplated by this Agreement require filings with the Federal Trade Commission (the "FTC") and the Antitrust
Division of the United States Department of Justice (the
"Antitrust Division") under the HSR Act.

         (b) Filings. Seller and R&M shall each promptly file with the FTC and the Antitrust Division the notifications and reports required to be filed pursuant to the HSR Act and shall undertake in good faith to file promptly any supplemental information which may be requested in connection therewith, which notifications and reports comply, and filing of supplemental information will comply, in all material respects with the requirements of such act. Seller and R&M shall each furnish the other with such information as either may reasonably request to make such filings.

         12.02 Consummation of Transactions. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use reasonable commercial efforts (i) to take, or cause to be taken, all such actions and to do, or cause to be done, all other things necessary to carry out its obligations hereunder; (ii) to cause the conditions to the obligations of the other party hereto to be satisfied prior to or at the Closing; and (iii) to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, including obtaining all waivers, permits, consents and approvals and effecting all registrations, filings and notices with or to third parties or governmental or public bodies or authorities which are necessary in connection with the transactions contemplated by this Agreement, including making promptly as possible the required filings under the HSR Act; provided, however, that this Section 12.02 shall not require either party to waive any condition for its benefit or any performance hereunder by the other party; and provided, further, that this
Section 12.02 shall not require such party to take any action the result of which, in its reasonable judgment, would be to impose material limitations on its ability to consummate and retain the full benefits of the transactions contemplated hereby.

         12.03 Public Announcements. Sellers and R&M agree that no press release or other public statements with respect to the transactions contemplated by this Agreement shall be issued unless the content and timing thereof are mutually agreed upon; provided, however, that nothing contained herein shall prohibit any party from issuing any press release or other public statement which such party in good faith believes is required by applicable law or regulation or by a proper order of any Governmental Entity. The initial press release announcing this Agreement shall be a joint press release. Thereafter, Eagle and R&M shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity. Without limiting the generality of the foregoing, Eagle and R&M shall consult with each other concerning the timing and content of communications to customers of the Companies concerning this Agreement and the transactions contemplated hereby. Sellers shall take reasonable commercial steps to cause each of the Companies to restrict their press releases and other public statements to the communications which R&M and Eagle approve or are otherwise permitted under this Section.

         12.04  Notice of Certain Events.

         (a) Should any director or officer of Sellers acquire knowledge after the date of this Agreement of (i) any occurrence, omission or state of events which constitutes a breach of any representation, warranty or covenant of Sellers in this Agreement, (ii) any material adverse change in the financial condition, results of operations, properties, or business of the Companies, (iii) the institution or threat of institution of any litigation or governmental investigation relating to this Agreement, or (iv) the occurrence, or the failure to occur, of any other event if such occurrence or failure is reasonably likely to result in the failure to satisfy any condition specified in Section 13 to the obligation of R&M to consummate the transactions, Sellers shall, promptly after the director or officer of Eagle or its Affiliate acquires such knowledge, notify R&M thereof in writing, in sufficient detail to permit a reasonable analysis thereof. Eagle also shall furnish to R&M such additional information related to the matter in question as R&M reasonably may request.

         (b) Should any director or officer of R&M acquire knowledge after the date of this Agreement of (i) any occurrence, omission or state of events which constitutes a breach of any representation, warranty or covenant of R&M in this Agreement,
(ii) any material adverse change in the financial condition, results of operations, properties, or business of R&M, (iii) the institution or threat of institution of any litigation or governmental investigation relating to this Agreement, or
(iv) the occurrence, or the failure to occur, of any other event if such occurrence or failure is reasonably likely to result in the failure to satisfy any condition specified in Section 14 to the obligation of Sellers to consummate the transactions, R&M shall, promptly after the director or officer of R&M acquires such knowledge, notify Sellers thereof in writing, in sufficient detail to permit a reasonable analysis thereof. R&M also shall furnish to Sellers such additional information related to the matter in question as Sellers reasonably may request.

         12.05 Items Received after Effective Time. Sellers shall promptly pay or transfer to R&M, if and when received, any amounts or other items which shall be received by either Seller after the Effective Time in respect of any of the Companies which R&M is entitled to receive under this Agreement.

         12.06 Access to Records. R&M agrees that on and after the Closing it will permit Sellers and their representatives during normal business hours to have access to and examine and make copies of all of the Records. Each Seller agrees that it will use its reasonable commercial efforts to prevent the disclosure to any person or use by any person of any confidential information which is delivered to either Seller pursuant to this
Section 12.06 other than pursuant to a court order or subpoena or with respect to tax returns and other reports required by law. All Records will be preserved by R&M and all Records relating to the Companies which are not delivered to the Companies hereunder will be preserved by Sellers, in each case, for a period of seven years following the Closing.

         12.07 Further Assurances. Each party shall at the request of the other party do and perform or cause to be done and performed all such further acts and furnish, execute and deliver such other documents, instruments, certificates, notices or other further assurances as counsel for the requesting party may reasonably request, from time to time, to consummate more effectively the transactions contemplated by this Agreement or to vest in R&M all of Sellers' right, title and interest in the Companies.

         12.08 Expenses; Sales and Other Transfer Taxes. Except as otherwise provided in this Agreement, each party will pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. If the Closing of the transactions contemplated herein does not occur and this Agreement has not been terminated by R&M pursuant to
Section 17.01(b), then R&M shall pay the charges of Arthur Andersen & Co. for services performed pursuant to the letter of Arthur Andersen & Co. to Mr. Sam Cattone, dated May 11, 1994; if the Closing of the transactions contemplated herein does occur, then Eagle shall pay the charges of Arthur Andersen & Co. pursuant to such letter.

         12.09 Outstanding Letters of Credit. R&M shall undertake all necessary actions to replace the Companies' outstanding letters of credit or performance bonds with letters of credit or performance bonds from R&M's financing source both prior to and after July 31, 1994. In the event R&M is unable to replace all such letters of credit or performance bonds by July 31, 1994, it shall deliver to Eagle by July 31, 1994 a letter of credit or cash in the amount of such outstanding letters of credit or performance bonds to serve as security in the event such outstanding letters of credit or performance bonds are drawn upon after the Closing. Upon R&M's replacement of the Companies' outstanding letters of credit and performance bonds, Sellers shall return to R&M its letter of credit or cash less the amount of any drawings on Sellers' letters of credit and any fees and/or interest incurred by Sellers relating thereto.

         12.10 Repayment of Intercompany Debt. Except for the indebtedness of Falcon to Pfaudler Germany under the German Loan Agreement, at or prior to the Effective Time, the entire amount of indebtedness owed by the Companies to the Sellers and/or their Affiliates (other than the Companies) and the entire amount of indebtedness owed by the Sellers and/or its Affiliates (other than the Companies) to the Companies, outstanding on the Closing Date, shall be cancelled and forgiven without the payment of any money in connection therewith, and any such cancellation and forgiveness of intercompany debt shall be treated as a contribution to equity or a dividend, as appropriate. Notwithstanding the foregoing, intercompany payables owed by the Companies to Sellers and/or their Affiliates for goods or services provided in the ordinary course of business or any inter-company receivables owed by the Sellers and/or its Affiliates to the Companies for goods or services provided in the ordinary course of business shall not be cancelled at the Closing unless payment is made therefor.

         12.11  Consents.

         (a) Prior to or at the Closing, Sellers shall: (i) use commercially reasonable efforts to obtain all consents or waivers from third parties necessary to assure that the sale of the Stock to R&M does not result in termination of any of the Contracts; provided, however, to the extent that any Contract would terminate as a result of the sale of the Stock to R&M without the consent or waiver of a third person, Sellers agree to use commercially reasonable efforts to obtain the consent or waiver of such third person; and further provided that obtaining any such consents or waivers shall not be a condition precedent to the occurrence of the Closing unless the failure to obtain a waiver or consent would have a material adverse affect on any of the Companies, and the failure to obtain any such consents and waivers shall not constitute a breach of this Agreement.

         (b) After the Closing, to the extent that the consents and waivers referred to above have not been obtained, Sellers agree to use commercially reasonable efforts to provide to the affected Company the benefits of any such contract, permit, lease agreement or other property interest, cooperate in any reasonable and lawful arrangement designed to provide such benefits to the affected Company, and enforce, at the request of R&M for the account of the affected Company any rights of Sellers under any such lease, contract, permit, agreement or other property interest.

         12.12 WFE Test Center. Sellers agree to bear the costs of the PCB Decontamination of the WFE Test Center. R&M agrees to cause Pfaudler to vacate occupancy of the WFE Test Center by no later than July 31, 1994, or such later date as agreed to by the landlord, but in no event later than December 31, 1994.

         12.13  Responsibility for Insurance Coverage.

         (a) Liability and Workers Compensation Insurance. Sellers hereby covenant that the Companies are insured parties under the Sellers' current general liability, products liability, employers' liability and workers' compensation insurance policies, which provide coverage on an "occurrence" basis (the "Present Insurance"). Sellers shall be responsible and liable for all claims associated with occurrences prior to the Effective Time of a category or type subject to coverage under the Present Insurance but only to the extent it (or a third party on its behalf) actually receives insurance proceeds or protection relating thereto (an "Insurance Covered Occurrence"). To the extent such Insurance Covered Occurrence is subject to a deductible or self-insured retention, the Companies shall be responsible and liable for said amount.

         (b) Medical Insurance. R&M acknowledges that employees of the Companies shall be ineligible to participate in any employee welfare benefit plans maintained by Sellers after the Closing and agrees that none of Sellers or any of its Affiliates shall be liable for any claim incurred by an employee of the Companies on or after the Closing, and the Companies shall bear all such liability, if any. For purposes of the preceding sentence, a claim shall be deemed incurred when the service which results in such claim is rendered, irrespective of when the illness or injury giving rise to such services, was first contracted or incurred.

         12.14 Letters of Credit. In the event any Affiliates of Sellers (other than the Companies) have issued letters of credit (or at anytime after the date hereof are required to issue letters of credit relating to the self-insured retention referenced in Section 12.13(a)) to third-parties on behalf of any of the Companies, R&M shall substitute new letters of credit for such outstanding letters of credit or make appropriate cash deposits that will permit the termination of then outstanding letters of credit issued by Sellers on their Affiliates (other than the Companies) or shall deliver a back-up letter of credit in an appropriate amount to serve as security in the event such outstanding letters of credit are not replaced and are drawn upon after the Closing. R&M shall deliver to Eagle at the Closing a back-up letter of credit in the amount of $2,500,000.

         Section 13.  Conditions to R&M's Obligations.  The
obligations of R&M are subject to satisfaction, prior to or at the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by R&M):

         13.01 Accuracy of Representations and Warranties. The representations and warranties of Sellers contained in this Agreement, and the statements contained in the Exhibits and Schedules, shall have been true and correct in all material respects when made and, except as contemplated or permitted herein or therein or except as consented to by R&M in writing or as otherwise contemplated in this Agreement, shall continue to be true and correct in all material respects as of the Effective Time with the same effect as though made at the Effective Time, and Sellers shall have performed and complied with, in all material respects, all agreements, obligations and conditions required by this Agreement to be performed or complied with by Sellers prior to or at the Closing.

         13.02 Litigation. No action, suit, or proceeding relating to the transactions contemplated hereby shall be instituted by any party and remain pending, in which there is, or is likely to be, sought a temporary, preliminary or permanent judgment, order or decree restraining or enjoining consummation of the transactions contemplated hereby or requiring any holding separate or divestiture of any substantial portion of the assets of the Companies by R&M.

         13.03 Consents and Approvals. All waiting periods under the HSR Act shall have expired or terminated. All government approvals and required consents of any parties necessary to consummation by Sellers of the transactions contemplated by this Agreement shall have been obtained and delivered to R&M.

         13.04  Financing Commitments.  No events or
circumstances shall have occurred which result in the Senior Lenders withdrawing their commitment to loan funds to R&M under the Loan Commitment Letters of the Senior Lenders, dated April 22, 1994, or modifying the terms of the Loan Commitment Letters to such an extent, that R&M believes in good faith, after consultation with Eagle, that R&M should not proceed with the transactions contemplated herein. Notwithstanding anything to the contrary contained in this Agreement, in the event R&M fails to proceed with the transactions contemplated herein because of the withdrawal or modification of the Loan Commitment Letters or any failure of the Senior Lenders to loan funds to R&M under the Loan Commitment Letters, then this Agreement shall terminate and in connection with a termination arising under this Section 13.04 provided there has not been a material breach of this Agreement by Sellers, R&M shall pay Eagle $1,000,000 within 30 days after such termination as liquidated damages, which shall be the sole damages Sellers shall be entitled to on account of a termination of this Agreement arising under Section 13.04.

         Section 14. Conditions to Sellers' Obligations. The obligations of Sellers under this Agreement are subject to satisfaction, prior to or at the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers):

         14.01 Accuracy of Representations and Warranties. The representations and warranties of R&M contained herein shall have been true and correct in all material respects when made and, except as otherwise provided or permitted herein or except as consented to by Sellers in writing or as otherwise contemplated by this Agreement, shall continue to be true and correct in all material respects on and as of the Effective Time with the same effect as though made at the Effective Time, and R&M shall have performed and complied with, in all material respects, all agreements, obligations and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, including, but not limited to, purchase of the receivables pursuant to the Receivables Agreement.

         14.02 Litigation. No action, suit or proceeding relating to the transactions contemplated hereby shall be instituted by any party and remain pending, in which there is, or is likely to be sought, a temporary, preliminary or permanent judgment, order or decree restraining or enjoining consummation of the transactions contemplated hereby.

         14.03 Consents and Approvals. All waiting periods under the HSR Act shall have expired or terminated. All approvals and required consents of any parties, necessary to R&M's consummation of the transactions contemplated by this Agreement shall have been obtained by R&M and delivered to Sellers; and the Sellers's lenders under the Chemical Agreements shall have consented to the transactions under this Agreement. Sellers shall use reasonable commercial efforts to obtain such consent by no later than June 30, 1994, but in the event such consent is not obtained, then this Agreement shall terminate. Notwithstanding anything to the contrary contained in this Agreement, in connection with a termination arising under this
Section 14.03, Sellers shall pay R&M, as liquidated damages within 30 days of such a termination, R&M's documented due diligence and other expenses incurred in connection with the transactions contemplated in this Agreement, but not to exceed $1,000,000, provided there has not been a material breach of this Agreement by R&M. Such liquidated damages shall be the sole damages R&M shall be entitled to on account of a termination of this Agreement arising under this Section 14.03.

         Section 15.  Survival of Representations and Warranties.

         (a) The representations and warranties of Sellers or R&M contained in this Agreement or made pursuant to this Agreement shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Except as provided in subsection (b) below, all representations and warranties made by Sellers to R&M in this Agreement shall survive the Closing Date and continue until December 31, 1995, or until the termination and abandonment of this Agreement pursuant to Section 17 or otherwise. Any right of indemnification pursuant to Section 16 with respect to a claimed breach of a representation or warranty shall expire at the date of termination of the representation or warranty claimed to be breached (the "Termination Date"), unless on or prior to the Termination Date written notice asserting such breach, which shall reasonably set forth, in light of the information then known to the party giving such notice, a description of and estimate (if then reasonable to make) of, the amount involved in such breach (the "Estimated Claim") has been given to the party from whom indemnification is sought. Provided that an Estimated Claim is timely made, it may continue to be asserted beyond the Termination Date of the representation and warranty to which such Estimated Claim relates.

         (b) Notwithstanding anything in this Section 15 to the contrary:

              (i) the representations and warranties made in Sections 4.01 to 4.05 (other than 4.04(iii)), inclusive,
         5.01 to 5.04 (other than 5.04(iii)), inclusive, 6.01 to
         6.04, inclusive, and 6.07 shall not expire;

             (ii)  the representations and warranties made in
         Section 8 shall expire 90 days after the expiration of the period during which any Tax (as defined in Section 8) deficiency may be asserted for any period prior to the Effective Time; and

            (iii)  the representations and warranties made in
         Section 5.11 shall expire 48 months after the Effective
         Time.

         (c) The covenants and agreements of Sellers or R&M set forth in this Agreement shall survive the Closing and shall continue until all obligations set forth herein shall have been performed or satisfied or they shall have terminated in accordance with their terms.

         Section 16.  Indemnity.

         (a) Indemnification of the R&M Group. Subject to the terms and conditions of this Section 16, Sellers hereby agree, jointly and severally, to indemnify, defend and hold harmless R&M, each of the Companies, and each of their respective Affiliates, directors, officers and employees and the successors and assigns of any of them (the "R&M Group") at any time after the Closing from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable fees and expenses of counsel), (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by any member of the R&M Group, directly or indirectly, by reason of or resulting from:

              (i) a breach of any representation or warranty of either Seller contained in or made pursuant to this Agreement;

             (ii) a breach by either Seller of any covenant, agreement or obligation of either Seller contained in or made pursuant to this Agreement;

            (iii) any liability of any member of the R&M Group in respect of any Legal Proceeding (as defined at
         Section 5.08) disclosed or required to be disclosed in
         Schedule 5.08, except that Sellers shall have no obligation to indemnify any member of the R&M Group (1) for any Legal Proceeding disclosed or required to be disclosed in Schedule 5.08 which involves an Insurance Covered Occurrence (as defined at Section 12.13) and Sellers' sole obligation with respect to any Insurance Covered Occurrence shall be as set forth at Section 12.13(a); or (2) under this Section 16(a)(iii) for any Legal Proceeding disclosed or required to be disclosed on Schedule 5.11; or (3) for any Legal Proceeding for which indemnification is available under the Kennecott Agreement;

             (iv) subject to the provisions of Section 16(f), any liability of any member of the R&M Group in respect of any of the Legal Proceedings disclosed or required to be disclosed on Schedule 5.11 except that Sellers shall have no obligation to indemnify any member of the R&M Group under this Section 16(a)(iv) (1) for any Legal Proceeding being handled by other parties who have not advised one of the Companies that they are reserving a right to assert a claim against the Company in such proceeding and (2) for such environmental matters until all Damages arising under this Section 16(a)(iv) and
         Section 12.12 exceed $250,000 in the aggregate and then only to the extent such Damages exceed $250,000 provided, however, the obligations of Sellers under this
         Section 16(a)(iv) shall expire 48 months after the Closing Date as to any matter for which a written estimated claim for Damages under this Section has not been submitted prior to expiration of 48 months after the Closing Date;

              (v)  any liability arising out of the use of
         asbestos in, or in packing for, products sold by the Companies while the businesses of the Companies were owned by Sellers or an Affiliate of Sellers, provided, however, the obligations of Sellers under this Section 16(a)(v) shall expire 48 months after the Closing Date as to any matter for which a written estimated claim for Damages under this Section has not been submitted prior to expiration of 48 months after the Closing Date (collectively with the claims set forth in Section 16(b), "Claims"); and

             (vi) any costs or expenses incurred by R&M or a Company, not reserved against on the Closing Statement, related to the corporate restructuring of Eagle Industries, Inc., effective January 31, 1994, as a result of which the assets of Pfaudler (United States), Inc., a Delaware corporation incorporated on April 21, 1987, were ultimately transferred to Pfaudler and any costs and expenses incurred by R&M or a Company, not reflected on the Closing Balance Sheet, associated with the transfer of the legal title of any of the Proprietary Information to one of the Companies.

         (b) Indemnification of Seller Group. Subject to the terms and conditions of this Section 16, R&M hereby agrees to indemnify, defend and hold harmless Sellers and each of their respective Affiliates (including any person who was a director or officer of any of the Companies prior to the Effective Time), directors, officers and employees and the successors and assigns of any of them (the "Seller Group") at any time after the Closing, from and against all Damages asserted against, resulting to, imposed upon or incurred by any member of the Seller Group, directly or indirectly, by reason of or resulting from:

              (i) a breach of any representation or warranty of R&M contained in or made pursuant to this Agreement; or

             (ii) the breach by R&M of any covenant, agreement or obligation of R&M contained in or made pursuant to this Agreement (collectively with the claims set forth in Section 16(a), "Claims");

         (c) Indemnification Threshold. Notwithstanding anything contained in this Agreement to the contrary, (i) Sellers shall not be liable to indemnify any member of the R&M Group for Damages pursuant to Section 16(a)(i) resulting from any breach of a representation or warranty of Sellers contained in Section 4 or 5 until the aggregate amount of all such Damages exceeds $750,000 (the "Minimum Amount") and then Sellers shall be liable for 75% of all Damages up to the first $750,000; 50% of the next $250,000 in Damages; and then 100% of all Damages in excess of $1,000,000. Notwithstanding anything to the contrary contained in the Section 16(c), Sellers shall indemnify and hold harmless the R&M Group against any and all Damages incurred by the R&M Group by reason of a breach of Sellers' representations and warranties contained in Sections 4.01 and 5.01 of this Agreement without regard to the Minimum Amount.

         (d) Procedures Applicable to Third-Party Claims. The obligations and liabilities of Sellers or R&M to indemnify the other under Section 16(a) or (b) with respect to Claims asserted by a person other than a member of the R&M Group or the Seller Group shall be subject to the following terms and conditions:

              (i) Right of Indemnifying Party to Assume Defense of Claim. The party to be indemnified (the "Indemnified Party") should give the other party (the "Indemnifying Party") prompt notice of any such Claim, and, subject to the provisions of Section 16(d)(v), the Indemnifying Party, at its sole cost and expense, shall have the right, upon written notice to the Indemnified Party that it is assuming defense of the Claim, to assume the defense of the Claim while reserving its right to contest the issue of whether it is liable to the Indemnified Party for any indemnity hereunder. If the Indemnifying Party assumes the defense of the Claim, it shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of the Claim and shall defend or settle the same; provided, however, that if it shall later be determined that the Indemnified Party is not entitled to indemnification with respect to the matter as to which Indemnifying Party has undertaken the defense of the Claim, the Indemnified Party shall reimburse the Indemnifying Party for reasonable fees and disbursements of counsel and for any amounts paid in judgment or settlement prior to such determination.

             (ii) Control of the Defense. The contest of the Claim may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party, as may be appropriate. Subject to compliance by the Indemnifying Party with the other requirements of this Section 16(d)(ii), such contest shall be conducted diligently by reputable counsel employed by the Indemnifying Party, but the Indemnifying Party shall keep the Indemnified Party fully informed with respect to the Claim and the contest thereof. Subject to compliance by the Indemnifying Party with the other requirements of this
         Section 16(d)(ii), if the Indemnified Party joins in any such contest, the Indemnifying Party shall have full authority, in consultation with the Indemnified Party, to determine all action to be taken with respect thereto; provided, however, the Indemnifying Party shall not consent to a settlement of, or the entry of any monetary judgment arising from, the Claim, without the prior written consent of the Indemnified Party which shall not be unreasonably withheld or delayed; and further provided that if the Indemnified Party shall fail or refuse to consent to a settlement or judgment proposed by the Indemnifying Party and a judgment thereafter shall be entered or a settlement shall be effected in an amount in excess of the settlement or judgment proposed by the Indemnifying Party, the Indemnifying Party shall have no liability hereunder with respect to such excess or any expenses or other Damages related thereto arising after the date such settlement or judgment is so proposed. In no event shall the Indemnifying Party have authority to agree to any relief other than the payment of money damages by the Indemnifying Party unless agreed to by the Indemnified Party.

            (iii) Cooperation in Defense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel, including permitting reasonable access to books and records, in contesting any Claim which the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person, but the Indemnifying Party will reimburse the Indemnified Party for reasonable out-of-pocket costs (but not the cost of employee time expended) incurred by the Indemnified Party in so cooperating. The Indemnifying Party agrees to use its best efforts to afford the Indemnified Party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Claim against the Indemnified Party or conferences with representatives of or counsel for such persons.

             (iv) Failure of Indemnifying Party to Assume Defense. If the Indemnifying Party does not assume the defense of the Claim in accordance with the terms hereof within 20 days after the receipt of notice thereof, the Indemnified Party may, at the Indemnifying Party's expense, defend against the Claim in such reasonable manner as it may deem appropriate; provided that the Indemnified Party shall not agree to any settlement of the Claim without the prior written consent of Indemnifying Party, which shall not be unreasonably withheld or delayed.

              (v) Claims Below the Minimum Amount. The right to indemnification pursuant to Section 16(a)(i) or Section 16(b)(i) does not arise with respect to a Claim until the aggregate amount of all Damages alleged in the Claim, together with all prior Claims, exceeds the Minimum Amount, except that the party who would be the Indemnifying Party if the Minimum Amount had been reached shall have the right to participate in, but not control, the defense of the Claim.

             (vi) Compliance with Procedures. Notwithstanding the terms of this Section 16, the Indemnified Party shall not be entitled to indemnification pursuant to this Section 16 unless the Indemnified Party (x) delivers the notice required under Section 16(d)(i) (and in the case of a representation and warranty, prior to the expiration of the representation and warranty in issue) and (y) permits the Indemnifying Party to exercise its rights under Section 16 with respect to the defense of claims or legal proceedings; provided, however, that the failure to comply with the foregoing requirements under (y) shall constitute a defense to the indemnity obligations of the Indemnifying Party hereunder only to the extent that the Indemnifying Party suffers actual prejudice as the result of such failure to comply.

         (e)  Damages.  When calculating Damages under this
Section 16, Damages shall be calculated net of any tax benefit or insurance proceeds realized by the Indemnified Party as a result of the events giving rise to its right to indemnification under this Section 16.

         (f) Limitations on Certain Environmental Matters. Notwithstanding anything contained in this Agreement to the contrary, Sellers shall have no obligation to Indemnify any member of the R&M Group pursuant to Section 16(a) for any of the following:

          (i) Any Damages caused by or relating to the presence of asbestos or asbestos containing building materials in the Owned Real Property, the Leased Real Property or any other real property owned or operated by any of the Companies, including but not limited to the cost of an asbestos survey or any asbestos removal or other abatement activities;

         (ii) Any Damages caused by or relating to the presence of soil or ground water contamination on, in or under the Owned Real Property, the Leased Real Property or any other property owned or operated by any of the Companies, to the extent such contamination originated from an off-site source;

        (iii) Any Damages caused by or relating to the investigation or clean up of solid waste, debris or contamination at the Owned Property, the Leased Real Property or any other property owned or operated by any of the Companies, except to the extent such investigation or clean up is required by applicable Environmental Laws;

         (iv) Any Damages caused by or relating to the removal and replacement of electrical transformers containing PCBs at the Owned Real Property, the Leased Real Property or any other property owned or operated by any of the Companies, provided, however, that this provision shall not apply to the cost of remediating a release of PCB's from the transformers if remediation is required by applicable Environmental Laws;

          (v) Any Damages associated with monitoring stormwater run-off at the Owned Real Property, the Leased Real Property or any other property owned or operated by any of the Companies; and

         (vi) Any Damages for the costs of purchasing or installing new test equipment, upgrading the waste water control system (other than as required to comply with applicable Environmental Laws), strengthening construction, relocating the outside path and parking lot, or providing external blast deflectors at the WFE Test Center.

          (g) Exclusive Nature of Indemnification Provisions. The right of the parties hereto to demand and receive indemnification pursuant to Section 16(a)(i) or 16(b)(i) shall be the sole remedy exercisable by a party with respect to a breach of any warranty or representation set forth herein other than a breach under Section 8 or related to the termination of this Agreement pursuant to Section 17.

          (h) To the extent Sellers' indemnification obligations under Section 16 of this Agreement extend to matters for which any of the Companies has claims or causes of action against third parties, R&M shall cooperate fully with Sellers in taking all actions reasonably necessary to provide Sellers the benefit of such claims or causes of action.

         Section 17.  Termination, Amendment and Waiver.

         17.01 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

         (a)  by mutual agreement of R&M and Eagle;

         (b) by R&M, if there has been a material violation or breach by either Seller of any of the agreements, representations or warranties of either Seller contained in this Agreement, unless Sellers have informed R&M that such violation or breach will be cured on or before the Closing Date;

         (c) by Sellers, if there has been a material violation or breach by R&M of any of the agreements, representations or warranties of R&M contained in this Agreement, unless R&M has informed Sellers that it will be cured on or before the Closing Date;

         (d)  by R&M as permitted under Section 13.04; and

         (e) by either party hereto (other than a party who is in material breach of its obligations under this Agreement) if the Closing shall not have occurred on or prior to September 30, 1994.

         17.02 Effect of Termination. In the event of termination of this Agreement by either R&M or Sellers as provided in Section 17.01, this Agreement shall forthwith be of no further force and effect (except that the provisions of Sections 10.02(c), 11.02, 12.03, 12.08, 13.04 and 17.02 shall continue in full force and effect) and there shall be no liability on the part of R&M or Sellers, except based upon: (i) a material and willful breach by a party of any of its obligations under this Agreement or (ii) the obligations set forth in Sections 10.02(c), 11.02, 12.03, 12.08, 13.04 or 17.02.

         17.03 Amendment, Extension and Waiver. At any time prior to the Closing Date, R&M and Sellers may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of the parties hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that any such amendment must be in writing and must be signed by each of the parties hereto and the agreement with respect to any such extension or waiver must be in writing and must be signed by the party or parties agreeing to such extension or waiver.

         Section 18.  Miscellaneous.

         18.01 Assignment; No Third-Party Rights. This Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the parties hereto and their permitted successors and assigns. This Agreement may not be assigned by either party without the prior written consent of the other, except (i) that Eagle may, without the prior consent of R&M, assign this Agreement and the rights of Sellers hereunder to any Affiliate of Sellers and (ii) R&M may, with the prior written consent of Sellers which will not be unreasonably withheld, assign the rights of R&M hereunder to take title to the Stock, and indirectly to take title to the stock of any Subsidiary, to any Affiliate of R&M. No assignment of this Agreement shall relieve the assigning party of responsibility for the performance of any of its obligations hereunder. Nothing herein is intended to, nor shall it, create any rights in any person other than the parties hereto, other members of the R&M Group or the Seller Group, and their respective successors and assigns.

         18.02 Entire Agreement. This Agreement and the agreements to be executed in connection herewith set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. All Schedules and Exhibits and any documents and instruments delivered pursuant to any provisions hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

         18.03 Section and Other Headings; Number. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Words used in this Agreement in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

         18.04 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by registered or certified mail, postage prepaid and properly addressed, to the party as follows:

         If to R&M:

              Robbins & Myers, Inc.
              1400 Kettering Tower
              Dayton, Ohio  45423
              Telephone:  513/222-2610
              FAX:  513/225-3314
              Attention:  Daniel W. Duval
                          President and Chief
                           Executive Officer

           With a copy to:

              Thompson, Hine and Flory
              2000 Courthouse Plaza N.E.
              Dayton, Ohio 45402-8801
              Telephone:  513/443-6586
              FAX:  513/443-6637
              Attention:  Joseph M. Rigot, Esq.

         If to Eagle or ODE:

              Eagle Industries, Inc.
              Two North Riverside Plaza
              Chicago, Illinois 60606
              Telephone:  312/906-6880
              FAX:  312/906-8402
              Attention:  William K. Hall
                          President and Chief
                           Executive Officer

            With copies to:

              Eagle Industries, Inc.
              Two North Riverside Plaza
              Chicago, Illinois 60606
              Telephone:  312/906-6860
              FAX:  312/906-8402
              Attention:  Gus J. Athas, Esq.
                          Senior Vice President,
                           General Counsel and Secretary

         and

              Rosenberg & Liebentritt, P.C.
              Suite 1600
              Two North Riverside Plaza
              Chicago, Illinois 60606
              Telephone:  312/466-3456
              FAX:  312/454-0335
              Attention:  Bruce C. Strohm, Esq. and
                          Jordan B. Allen, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

         18.05 Law Governing. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio without regard to its conflict of law rules.

         18.06 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

         18.07  Resolution of Disputes.

         (a) In the event of a dispute between the parties arises under the terms of this Agreement, either party may send to the other a letter of dispute setting forth in particular the subject matter of the dispute ("Disputed Matter"). The parties shall meet at the offices of R&M in Dayton, Ohio, or such other place as may be mutually agreeable to them, not later than twenty days after the date of the receipt of the letter of dispute for the purposes of negotiating a settlement of the Disputed Matter.

         (b) In the event that either party determines after compliance with Section 18.07(a) that the Disputed Matter cannot be resolved by the parties, the Disputed Matter shall be submitted to binding arbitration before a panel of three arbitrators in Cleveland, Ohio in accordance with the Commercial Arbitration Rules of the American Arbitration Association; provided, however, that (i) the parties may engage in prehearing discovery to the full extent provided in the Federal Rules of Civil Procedure, and (ii) evidentiary rules contained in the Federal Rules of Civil Procedure shall govern the submission of evidence at the arbitration hearings. Judgment upon the award by the arbitrators may be entered in any court having jurisdiction thereof. As part of such award the arbitrators may establish their fee and expenses in connection therewith. The fees and expenses of the arbitrators shall be apportioned between the parties by the arbitrators in accordance with the findings and results of the arbitration.

         (c) Notwithstanding the provisions of Section 18.07(a) and (b), no person shall be required to comply with the provisions of Section 18.07(a) and (b) if the primary remedy a person is seeking is an injunction or restraining order.

         IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by its respective officers thereunto duly authorized as of the date first above written.


                                "Sellers"

                             EAGLE INDUSTRIAL PRODUCTS
                               CORPORATION


Attest:                      By:  /s/ Gus J. Athas
                                  ---------------------------
                                Title:  Senior Vice-President

/s/ Bruce C. Strohm
- ----------------------


                             O.D.E. MANUFACTURING, INC.


Attest:                      By:  /s/ Gus J. Athas
                                  ---------------------------
                                Title:  Senior Vice-President

/s/ Bruce C. Strohm
- ----------------------


                                "R&M"

                             ROBBINS & MYERS, INC.


Attest:                      By:  /s/ Daniel W. Duval
                                  --------------------------
                                  Daniel W. Duval
                                  President and Chief Executive
/s/ Joseph M. Rigot               Officer
- ----------------------

              UNDERTAKING OF EAGLE INDUSTRIES, INC.

         If on November 30, 1996, the net worth of Eagle is less than $175,000,000 and R&M has submitted any Estimated Claims for indemnification pursuant to Section 16(a) of the Agreement and any such Claims remain unresolved, then Eagle Industries, Inc. ("EII") shall, on or before November 30, 1996: (i) cause the payment of the aggregate amount of any unresolved Estimated Claims, when and if the same become payable, to be guaranteed by EII or an Affiliate of EII having a net worth of $175,000,000 or more or (ii) provide to R&M a performance bond with respect to the payment of any unresolved Estimated Claims equal to the lesser of $15,000,000 or the aggregate amount of the unresolved Estimated Claims.

         All defined terms used herein shall have the meaning ascribed to them in the foregoing Stock Purchase Agreement.

                                EAGLE INDUSTRIES, INC.



                                By:  /s/ Gus J. Athas
                                     ------------------------
                                Title:  Senior Vice-President
                                Date:  June 29, 1994


  UNDERTAKING OF GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.

         In order to induce R&M to enter into the Agreement, Great American Management and Investment, Inc., a Delaware corporation, guarantees the obligations of Sellers under the Agreement to indemnify, and hold harmless, the R&M Group against any federal income tax liability arising under a Consolidated Return.

         All defined terms used herein shall have the meaning ascribed to them in the foregoing Stock Purchase Agreement.


         GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.

              By  /s/ Sheli Z. Rosenberg
                  ------------------
              Title  Vice-President
              Date  June 29, 1994